                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                                     dated

                                August 29, 2003

                                  by and among

                       KEYSTONE AUTOMOTIVE HOLDINGS, INC.,

                           KEYSTONE MERGER SUB, INC.,

                      KEYSTONE AUTOMOTIVE OPERATIONS, INC.

                                      and

                       LAGE LLC, AS HOLDER REPRESENTATIVE

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                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

ARTICLE I     CERTAIN DEFINITIONS..............................................2

   Section 1.1.     Definitions................................................2
   Section 1.2.     Interpretation............................................12

ARTICLE II    THE MERGER; EFFECTS OF THE MERGER; MERGER
CONSIDERATION; AND CONVERSION OF SECURITIES...................................13

   Section 2.1.     The Merger................................................13
   Section 2.2.     Conversion of Capital Stock...............................14
   Section 2.3.     Outstanding Options.......................................16
   Section 2.4.     The Closing...............................................16
   Section 2.5.     Payments at Closing and Exchange of Certificates..........18
   Section 2.6.     Estimated Adjustment Amount...............................20
   Section 2.7.     Adjustment Amount.........................................21
   Section 2.8.     Company Expenses..........................................24

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF KEYSTONE......................25

   Section 3.1.     Corporate Organization of Keystone........................25
   Section 3.2.     Subsidiaries..............................................25
   Section 3.3.     Capitalization of Keystone................................25
   Section 3.4.     Capitalization of Keystone Subsidiaries...................26
   Section 3.5.     Due Authorization.........................................26
   Section 3.6.     No Conflict...............................................27
   Section 3.7.     Financial Statements......................................27
   Section 3.8.     Contracts.................................................28
   Section 3.9.     Machinery, Equipment and Other Tangible Property..........29
   Section 3.10.    Intellectual Property.....................................30
   Section 3.11.    Real Property.............................................31
   Section 3.12.    Litigation and Proceedings................................31
   Section 3.13.    Employee Plans............................................32
   Section 3.14.    Labor Relations...........................................33
   Section 3.15.    Legal Compliance..........................................34
   Section 3.16.    Environmental Matters.....................................34
   Section 3.17.    Taxes.  34
   Section 3.18.    Governmental Licenses, Permits and Authorizations.........35
   Section 3.19.    No Material Undisclosed Liabilities and Absence of
                    Certain Changes...........................................36
   Section 3.20.    Insurance.................................................38
   Section 3.21.    Product Warranties........................................38
   Section 3.22.    Directors and Officers....................................38
   Section 3.23.    Brokers' Fees.............................................38

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   Section 3.24.    Affiliate Transactions....................................38
   Section 3.25.    Exclusivity of Representations and Warranties.............38

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.......39

   Section 4.1.     Corporate Organization....................................39
   Section 4.2.     Due Authorization.........................................39
   Section 4.3.     No Conflict...............................................39
   Section 4.4.     Litigation and Proceedings................................40
   Section 4.5.     Financial Ability.........................................40
   Section 4.6.     Accredited Investor Status; Access to Information.........40
   Section 4.7.     Acknowledgement of No Other Representations...............40

ARTICLE V     COVENANTS OF KEYSTONE...........................................41

   Section 5.1.     Conduct of Business.......................................41
   Section 5.2.     Inspection................................................42
   Section 5.3.     HSR Act and Foreign Antitrust Approvals...................43
   Section 5.4.     Termination of Discussions; No Solicitations..............43
   Section 5.5.     Update Information........................................43
   Section 5.6.     Shareholder Approval......................................44
   Section 5.7.     Financial Information; Financing..........................44

ARTICLE VI    COVENANTS OF ACQUIROR...........................................45

   Section 6.1.     HSR Act and Foreign Antitrust Approvals...................45
   Section 6.2.     Indemnification and Insurance.............................46
   Section 6.3.     Confidentiality of Evaluation Material....................47
   Section 6.4.     Preservation of Books and Records.........................47
   Section 6.5.     Commitment Letters........................................47

ARTICLE VII   COVENANTS APPLICABLE TO KEYSTONE AND ACQUIROR...................47

   Section 7.1.     Consents and Approvals....................................47
   Section 7.2.     Level of Efforts..........................................48

ARTICLE VIII  CONDITIONS TO OBLIGATIONS.......................................48

   Section 8.1.     Conditions to Obligations of Acquiror, Merger Sub and
                    Keystone..................................................48
   Section 8.2.     Conditions to Obligations of Acquiror and Merger Sub......48
   Section 8.3.     Conditions to the Obligations of Keystone.................50

ARTICLE IX    TERMINATION.....................................................50

   Section 9.1.     Termination...............................................50
   Section 9.2.     Effect of Termination.....................................51

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ARTICLE X     INDEMNIFICATION.................................................52

   Section 10.1.    Indemnification by Holder Representative..................52
   Section 10.2.    Certain Provisions Applicable to Indemnification by
                    Holder Representative.....................................52
   Section 10.3.    Indemnification by Acquiror and Merger Sub................54
   Section 10.4.    Certain Provisions Applicable to Indemnification by
                    Acquiror..................................................54
   Section 10.5.    Notice; and Defense of Claims.............................55
   Section 10.6.    Sole Remedy; Limited Recourse; and Release................56
   Section 10.7.    Characterization of Indemnity Payments....................57

ARTICLE XI    HOLDER REPRESENTATIVE...........................................57

   Section 11.1.    Designation and Replacement of Holder Representative......57
   Section 11.2.    Authority and Rights of Holder Representative; and
                    Limitations on Liability..................................58
   Section 11.3.    Disbursements from the Escrow Account.....................58
   Section 11.4.    Allocation and Treatment of Income........................59

ARTICLE XII   MISCELLANEOUS...................................................59

   Section 12.1.    Survival of Representations and Warranties................59
   Section 12.2.    Waiver....................................................59
   Section 12.3.    Notices...................................................60
   Section 12.4.    Assignment................................................62
   Section 12.5.    Rights of Third Parties...................................62
   Section 12.6.    Expenses..................................................62
   Section 12.7.    Governing Law.............................................63
   Section 12.8.    Facsimile Execution; and Counterparts.....................63
   Section 12.9.    Entire Agreement..........................................63
   Section 12.10.   Amendments................................................63
   Section 12.11.   Publicity.................................................63
   Section 12.12.   Severability..............................................63
   Section 12.13.   Tax Returns...............................................64
   Section 12.14.   Tax Refunds...............................................64
   Section 12.15.   Tax Audits................................................64
   Section 12.16.   Jurisdiction; WAIVER OF TRIAL BY JURY.....................65
   Section 12.17.   Schedules.................................................65
   Section 12.18.   Specific Performance......................................65

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                               Exhibits and Schedules
                               ----------------------

Exhibit A          -      Form of Holder Representative Agreement
Exhibit B          -      Form of Voting Agreement
Exhibit C          -      Form of Articles of Merger
Exhibit D          -      Form of Statement of Net Working Capital
Exhibit E          -      Form of Escrow Agreement
Exhibit F          -      Commitment Letters
Exhibit G          -      Form of Legal Opinions


Schedule 1.1       -      Permitted Liens
Schedule 3.1       -      Corporate Organization of Keystone
Schedule 3.2       -      Subsidiaries
Schedule 3.3       -      Capitalization of Keystone
Schedule 3.6       -      No Conflict
Schedule 3.7       -      Financial Statements
Schedule 3.8       -      Contracts
Schedule 3.10      -      Intellectual Property
Schedule 3.11      -      Real Property
Schedule 3.12      -      Litigation and Proceedings
Schedule 3.13      -      Employee Plans
Schedule 3.14      -      Labor Relations
Schedule 3.15      -      Legal Compliance
Schedule 3.17      -      Taxes
Schedule 3.18      -      Governmental Licenses, Permits and Authorizations
Schedule 3.19(a)   -      No Material Undisclosed Liabilities
Schedule 3.19(c)   -      Absence of Certain Changes
Schedule 3.20      -      Insurance
Schedule 3.21      -      Product Warranties
Schedule 3.22      -      Directors and Officers
Schedule 3.24      -      Affiliate Transactions
Schedule 8.2(i)    -      Liens

                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement"), dated August 29, 2003, is entered into by and among Keystone Automotive Holdings, Inc., a Delaware corporation ("Acquiror"), Keystone Merger Sub, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), Keystone Automotive Operations, Inc., a Pennsylvania corporation ("Keystone"), and LAGE LLC, a Delaware limited liability company, solely in its representative capacity as set forth in Article XI of this Agreement and not in any other capacity ("Holder Representative").

                              W I T N E S S E T H:
                              -------------------

          A. Acquiror, Merger Sub and Keystone intend to effect the Merger (as defined below) of Merger Sub with and into Keystone in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), and on the terms and subject to the conditions set forth in this Agreement.

          B. The board of directors of Keystone has approved this Agreement, the Merger and the other transactions contemplated hereby, and has recommended that the Shareholders (as defined in Article I below) approve and adopt this Agreement, the Merger and the other transactions contemplated hereby in accordance with the BCL.

          C. The respective boards of directors of Acquiror (including in its capacity as the sole shareholder of Merger Sub) and Merger Sub have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby in accordance with applicable law.

          D. Certain capitalized terms used herein have the meanings ascribed to such terms in Article I hereof.

          E. For certain limited purposes, and subject to the terms set forth herein, Holder Representative shall serve as a representative of the holders of Common Shares, Preferred Shares and Outstanding Options pursuant to a Holder Representative Agreement in substantially the form of Exhibit A attached hereto, the terms and conditions of which are incorporated herein by this reference (the "Holder Representative Agreement"), to be entered into prior to the Closing.

          F. In order to induce Acquiror to enter into this Agreement, certain Shareholders (representing in the aggregate in excess of 70% of the issued and outstanding Common Shares and 70% of the issued and outstanding Preferred Shares), simultaneously with the execution of this Agreement, have entered into voting agreements and irrevocable proxies in the form of Exhibit B attached hereto.

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto, hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

          Section 1.1.  Definitions.

               (a) As used herein, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, directly, through one or more intermediaries or otherwise.

          "Agent" means Wachovia (formerly known as First Union National Bank), as administrative agent under the Credit Agreement.

          "Aggregate Enterprise Value" means $440,000,000, as adjusted, if at all, by Section 2.6 below.

          "Aggregate Equity Value" means (a) the Aggregate Enterprise Value minus (b) the sum of (i) Funded Indebtedness plus (ii) Company Expenses.

          "Aggregate Expense Cap" means $1,000,000, as reduced from time to time by the amount of monies distributed from the Indemnity Escrow Account to pay either (a) Allowed Expenses or (b) Holder Representative Section 2.7 Expenses pursuant to clause (y)(B) of Section 2.7(c).

          "Aggregate Preferred Accreted Value" means the sum of (a) $112,090,647.98 plus, (b) the product of (i) the number of Outstanding Preferred Shares, multiplied by (ii) $0.24103 for each calendar day continuing from September 30, 2003 until the date immediately prior to the Closing Date.

          "Aggregate Preferred Participation Amount" means the quotient obtained by dividing (a) the difference between (i) the Aggregate Equity Value minus (ii) the sum of (A) the Aggregate Preferred Accreted Value plus (B) the Shareholder Escrow Portion, by (b) two.

          "Allowed Expenses" means fees and disbursements of counsel, experts, consultants and other advisors, and other out-of-pocket costs and expenses, incurred by Holder Representative in connection with (a) any investigation, defense, prosecution or settlement of any matter (including any counterclaim, crossclaim or other similar matter) as to which indemnification may be sought by an Acquiror Indemnified Party, and (b) actions taken or omitted to be taken in its capacity as Holder Representative after the Closing (except for those arising out of Holder Representative's bad faith or willful misconduct), pursuant to this Agreement or the Holder Representative Agreement; provided, however, that the sum of (i) the aggregate amount of all Allowed Expenses and
(ii) the aggregate amount of all Holder Representative Section 2.7 Expenses paid from the Indemnity Escrow Account pursuant to clause (y)(B) in the last sentence of Section 2.7(c) shall not exceed $1,000,000.

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          "Alternative Transaction" means, with respect to Keystone and the
Keystone Subsidiaries, any transaction or series of related transactions involving (a) the sale of all or substantially all of the assets of Keystone and the Keystone Subsidiaries, (b) the sale of such number of shares of capital stock of Keystone entitling the holder thereof to elect a majority of the members of the board of directors of Keystone, or (c) a merger, consolidation, recapitalization or similar transaction involving Keystone in which the beneficial owners of capital stock of Keystone immediately prior to such transaction do not beneficially own, immediately after the consummation of such transaction, sufficient shares of capital stock of Keystone entitling them to elect a majority of the members of the board of directors of Keystone.

          "Antitrust Authorities" means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

          "beneficial owner" and "beneficially own" shall be determined with reference to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Business" means the sale, marketing and distribution of Specialty Products and replacement parts, in each case, to the automotive aftermarket by Keystone and the Keystone Subsidiaries.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to be closed.

          "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state law.

          "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          "Common Share Merger Consideration" means the quotient obtained by dividing (a) the difference between (i) the Aggregate Equity Value minus (ii) the sum of (A) the Aggregate Preferred Accreted Value plus (B) the Shareholder Escrow Portion, by (b) two.

          "Confidential Memorandum" means that certain confidential information memorandum dated, Summer 2003, regarding Keystone and the Keystone Subsidiaries, and distributed on behalf of Keystone by UBS Securities LLC (formerly known as UBS Warburg LLC).

          "Confidentiality Agreement" means that certain confidentiality letter agreement, dated April 21, 2003, as amended on June 13, 2003, by and between Acquiror and UBS Securities LLC (formerly known as UBS Warburg LLC), as agent for Keystone.

          "Contracts" means any written contracts, agreements, leases, licenses and purchase orders (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto), but excluding Employee Plans.

          "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms "Controlled by" and "under common Control with" shall have correlative meanings).

          "Credit Agreement" means that certain Credit Agreement, dated March 6, 1998, as amended, by and among Keystone, the Agent, the co-syndication agents referred to therein, and the lenders referred to therein.

          "Dissenting Common Shares" means Common Shares owned of record by Persons who do not vote any such Common Shares in favor of the adoption of this Agreement and the Merger and who comply with the provisions of the BCL concerning the rights of holders of Common Shares to dissent from the Merger and require appraisal of their Common Shares.

          "Dissenting Preferred Shares" means Preferred Shares owned of record by Persons who do not vote any such Preferred Shares in favor of adoption of this Agreement and the Merger and who comply with the provisions of the BCL concerning the rights of holders of Preferred Shares to dissent from the Merger and require appraisal of their Preferred Shares.

          "Dissenting Shareholders" means the holders of Dissenting Shares.

          "Dissenting Shares" means Dissenting Preferred Shares and Dissenting Common Shares.

          "Effective Time of the Merger" means the date and time of the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania.

          "Employee Option Exercise Loans" means loans evidenced by promissory notes executed by employees of Keystone or any of the Keystone Subsidiaries who are holders of Outstanding Options, in each case, in order to facilitate the exercise by such employees of Outstanding Options, which notes are payable in full at the earlier of (a) the Closing and (b) the 180/th/ day following the issuance of such notes.

          "Employee Plan" means any pension, profit-sharing, bonus, incentive, deferred compensation, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance or other employee benefit plan, program, arrangement or policy, whether or not subject to ERISA.

          "Environmental Laws" means all applicable Federal, state, municipal or local laws, all common law, judgments, orders, statutes, ordinances, rules, or regulations regarding occupational health or safety, pollution or the protection of the environment, as in effect on or prior to the date hereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" means (a) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which Keystone or any Keystone Subsidiary is a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with Keystone or any Keystone Subsidiary, or (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which Keystone or any Keystone Subsidiary is a member.

          "Escrow Agent" means Wachovia or, if Wachovia declines to act as Escrow Agent under the Escrow Agreement, such other financial institution which is reasonably acceptable to both Holder Representative and Acquiror, in its capacity as escrow agent under the Escrow Agreement.

          "Escrow Agreement" means the Escrow Agreement amount the Acquiror, the Holder Representative and the Escrow Agent in substantially the form of Exhibit E attached hereto.

          "Fiduciary" has the meaning set forth in Section 3(21) of ERISA.

          "Funded Indebtedness" means the sum of all amounts owing by Keystone or any of the Keystone Subsidiaries to repay in full amounts and obligations due under the Credit Agreement, the Swap Agreement and the Subordinated Loan and all other Indebtedness of Keystone and the Keystone Subsidiaries as of the Closing Date, immediately before the Effective Time of the Merger but, in all instances, after giving effect to all Indebtedness incurred, if any, by Keystone or any Keystone Subsidiary to fund Keystone's payment of all or any portion of the Transaction Bonus Amount and of the amounts paid by Keystone to cancel all Outstanding Options not exercised prior to the Effective Time of the Merger, and to obtain the release of Liens in favor of the Agent securing the indebtedness evidenced by the Credit Agreement, the promissory notes executed and delivered in connection therewith and all other agreements evidencing such other Indebtedness.

          "GAAP" means United States generally accepted accounting principles consistently applied and maintained throughout the applicable periods.

          "Governmental Authority" means any Federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indebtedness" means, without duplication, (i) any obligations of Keystone or any Keystone Subsidiary for borrowed money (including, without limitation, all obligations for principal, interest premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of Keystone or any Keystone Subsidiary evidenced by any note, bond, debenture or other debt security, (iii) any obligations of Keystone or any Keystone Subsidiary for or on account of the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business), including capitalized leases, (iv) any obligations of a Person other than Keystone or any Keystone Subsidiary secured by a Lien against any of Keystone's or any Keystone Subsidiary's assets, whether or not such obligations secured thereby have been incurred or assumed by Keystone or any Keystone Subsidiary, (v) all obligations of Keystone or any Keystone Subsidiary for the reimbursement of letters of credit, bankers' acceptance or similar credit transactions, (vi) any obligations of Keystone or any Keystone Subsidiary under any currency or interest rate swap, hedge or similar protection device, and (vii) all obligations of the types described in clauses (i), (ii), (iii), (iv), (v), and (vi) above of any Person other than Keystone or any Keystone Subsidiary, the payment of which is guaranteed, directly or indirectly, by Keystone or any Keystone Subsidiary.

          "Indemnity Escrow Account" means the account into which the Indemnity Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Sections 2.7 and 11.3 below and in the Escrow Agreement.

          "Indemnity Escrow Amount" means $15 million, as reduced from time to time by the amount of monies distributed therefrom in accordance with Section
11.3 and the Escrow Agreement.

          "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures;
(ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions; (vi) computer software (including but not limited to source code, executable code, data, databases and documentation); and (vii) all other intellectual property.

          "Keystone Employee Plan" means an Employee Plan which Keystone or any Keystone Subsidiary sponsors or maintains or to which Keystone or any Keystone Subsidiary contributes to or for the benefit of its current or former employees.

          "Knowledge" or any other similar phrase, when used with respect to Keystone, means the actual knowledge after reasonable inquiry of Robert Vor Broker, Bryant Bynum, Lawrence Montante, Richard Piontkowski and Rick Kovalick.

          "Leased Real Property" means all real property leased by Keystone or any of the Keystone Subsidiaries as of the date hereof.

          "Letter of Transmittal" means (a) the letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery by a shareholder of his, her or its Certificates in accordance with the instructions thereto), together with
(b) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, in form and substance reasonably acceptable to both Acquiror and Keystone.

          "Lien" means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance or other similar restriction in respect of such property or asset.

          "Management Agreement" means that certain Management Consulting Services Agreement, effective as of March 6, 1998, as amended, by and among Keystone, Littlejohn & Co., LLC, Advent International Corporation and General Electric Capital Corporation.

          "Material Adverse Effect on the Business" means a material adverse effect on the business, properties, financial condition or results of operations of Keystone and the Keystone Subsidiaries, taken as a whole; provided, however, that events, facts or circumstances arising from the execution, delivery or performance of this Agreement, including the consummation of the transactions contemplated hereby, or the announcement thereof shall not be taken into account in determining whether there has been a Material Adverse Effect on the Business.

          "Merger Consideration" means the sum of (a) the Preferred Share Merger Consideration and (b) the Common Share Merger Consideration.

          "Net Working Capital" means, with respect to a particular date, (a) the consolidated current assets of Keystone and the Keystone Subsidiaries as of such date, minus (b) the consolidated current liabilities of Keystone and the Keystone Subsidiaries as of such date, in each case utilizing only the line items set forth on the form of Statement of Net Working Capital.

          "Note Purchase Agreement" means that Note Purchase Agreement, dated as of March 6, 1998, as amended, by and between Keystone and First Union Investors, Inc.

          "Option Shares" means Common Shares acquired after the date of this Agreement and prior to the Effective Time of the Merger through the exercise of Outstanding Options utilizing, in whole or in part, the issuance of Employee Option Exercise Loans to pay the exercise price thereof.

          "Outstanding Common Shares" means the number of Common Shares outstanding immediately prior to the Effective Time of the Merger (including Option Shares).

          "Outstanding Preferred Shares" means the number of Preferred Shares outstanding immediately prior to the Effective Time of the Merger.

          "Owned Real Property" means all real property owned by Keystone or any of the Keystone Subsidiaries.

          "Paying Agent" means Wachovia or, if Wachovia declines to act as Paying Agent under the Paying Agent Agreement, such other financial institution which is reasonably acceptable to both Holder Representative and Acquiror, in its capacity as Paying Agent under the Paying Agent Agreement.

          "Paying Agent Agreement" means the agreement to be entered into by and among Keystone, Acquiror and Paying Agent before the Effective Time of the Merger governing the Paying Agent's duties in form and substance reasonably satisfactory to both Acquiror and Holder Representative.

          "Per Common Share Merger Consideration" means the quotient obtained by dividing (a) the Common Share Merger Consideration by (b) the Outstanding Common Shares.

          "Per Preferred Share Merger Consideration" means the quotient obtained by dividing (a) the Preferred Share Merger Consideration by (b) the Outstanding Preferred Shares.

          "Permitted Liens" means (a) mechanics, materialmen's, carrier's repairer's and other similar Liens arising or incurred in the ordinary course of business consistent with past custom and practice or that are not yet due and payable or are being contested in good faith; (b) Liens for Taxes not yet due and payable or which are being contested in good faith and which would not, individually or in the aggregate, be material; (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property; (d) Liens securing the obligations of Keystone and the Keystone Subsidiaries under the Credit Agreement; and (e) Liens described on Schedule 1.1.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Preferred Share Merger Consideration" means the sum of the Aggregate Preferred Accreted Value plus the Aggregate Preferred Participation Amount.

          "Pricing Date" shall mean the date on which Acquiror and the initial purchasers of the Senior Subordinated Notes initially determine the principal amount, interest rate and other material terms of the Senior Subordinated Notes.

          "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

          "Registration Rights Agreement" means that certain Registration Rights Agreement, dated March 6, 1998, by and among Keystone and the shareholders party thereto.

          "Road Show Commencement Date" shall mean the first date on which meetings are held between representatives of the Acquiror, Keystone and potential purchasers of the Senior Subordinated Notes.

          "Rolled Options" means such of the Outstanding Options, if any, that are exchanged by the holders thereof of Keystone for securities of the Acquiror, provided, however, each such exchange shall be approved by the Acquiror.

          "Rolled Stock" means such of the Common Shares and Preferred Shares, as applicable, that are exchanged by Shareholders of Keystone for equity interests in Acquiror, provided, however, each such exchange shall be approved by the Acquiror.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Senior Subordinated Notes" has the meaning set forth in the Debt Commitment Letters.

          "Shareholder" means any shareholder of record of Keystone immediately prior to the Effective Time of the Merger.

          "Shareholder Escrow Portion" means that portion of each of the Indemnity Escrow Amount and Working Capital Escrow Amount, as applicable, which is allocated to the holders of Common Shares and Preferred Shares pursuant to the Holder Representative Agreement; provided, that, at all times, the sum of the Shareholder Escrow Portion, plus the Transaction Bonus Escrow Portion, expressed as a percentage, shall represent 100% of each of the Indemnity Escrow Amount and the Working Capital Escrow Amount.

          "Shareholders' Agreement" means that certain Shareholders' Agreement dated as of March 6, 1998, as amended, by and among Keystone and the shareholders of Keystone party thereto.

          "Specialty Products" means manufacturers' branded automotive accessories and trim products, high performance and speed automotive products, and sport utility vehicle and light truck products.

          "Statement of Net Working Capital" means the statement of Net Working Capital in substantially the form of Exhibit D attached hereto.

          "Subordinated Loan" means that certain loan evidenced by a floating rate note, dated March 6, 1998, as amended, issued pursuant to the Note Purchase Agreement by Keystone in favor of First Union Investors, Inc. in the original principal amount of $22,500,000.

          "Swap Agreement" means that certain ISDA Master Agreement, dated as of March 31, 2003, as amended, between Keystone and PNC Bank, National Association.

          "Target Working Capital" means $51,600,000.

          "Tax" means any income, employment, franchise, property, sales and use, withholding, payroll, stamp, environmental (including taxes under Section 59A of the Code), duties, capital stock, social security, unemployment, estimated, alternative or add-on minimum excise taxes, any other tax of a similar kind and any other similar charges imposed by a Governmental Authority including any interest, penalty or addition thereto, and any liability for another person under Treas. Reg. Sec. 1.1502-6, or similar state or foreign law.

          "Tax Benefit" shall mean the foreign, Federal, state and local income tax savings that have resulted from any tax deduction or tax credit that (i) an indemnified party is entitled to claim in accordance with applicable law (without regard to the entitlement of such indemnified party to any indemnification payment pursuant to the terms of Article X) on a foreign, Federal, state or local income tax return filed for any tax year of Keystone or any Keystone Subsidiary and (ii) is directly attributable to such claim.

          "Transaction Bonus Amount" means the amount, determined by the Board or a committee thereof, not to exceed $27,500,000 in the aggregate, payable by Keystone upon the consummation of the Merger pursuant to the Transaction Bonus Plan.

          "Transaction Bonus Plan" means the Keystone Automotive Operations, Inc. 2003 Transaction Bonus Plan, a copy of which has been provided to Acquiror.

          "Transaction Bonus Escrow Portion" means that portion of each of the Indemnity Escrow Amount and the Working Capital Escrow Amount, as applicable, which is allocated to the Transaction Bonus Recipients pursuant to the Holder Representative Agreement; provided, that, at all times, the sum of the Shareholder Escrow Portion, plus the Transaction Bonus Escrow Portion, expressed as a percentage, shall represent 100% of each of the Indemnity Escrow Amount and the Working Capital Escrow Amount.

          "Transaction Bonus Recipients" means those directors, employees and former employees of Keystone or any of the Keystone Subsidiaries who are awarded transaction bonuses pursuant to the Transaction Bonus Plan.

          "Transaction Tax Benefit Amount" means the product of (a) 38.5% multiplied by (b) the sum of (i) the amount of gross compensation income to be realized by the holders of Outstanding Options as a result of the exercise thereof and the sale pursuant to the Merger of the Common Shares received upon exercise thereof plus, (ii) the amount of any bonuses paid or payable by Keystone or the Keystone Subsidiaries as a result of the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Transaction Tax Benefit Amount for purposes hereof exceed $10,500,000.

          "Wachovia" means Wachovia Bank, N.A.

          "Working Capital Escrow Account" means the account into which the Working Capital Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Sections 2.7 and 11.3 and in the Escrow Agreement.

          "Working Capital Escrow Amount" means $5,000,000.

               (b) Each of the following additional terms is defined in the Section set forth opposite such term:

Term                                                             Section

Acquiror........................................................ Preamble
Acquiror Cure Period............................................ 9.1(c)
Acquiror Indemnified Party(ies)................................. 10.1(a)
Acquiror Noticed Loss........................................... 10.2(c)
Adjustment Amount............................................... 2.7(d)
Aggregate Option Payment Amount................................. 2.3
Agreement....................................................... Preamble
Articles of Merger.............................................. 2.1(a)
Auditor......................................................... 2.7(c)

Term                                                             Section

Balance Sheet Date.............................................. 3.7
BCL............................................................. Preamble
Board........................................................... 5.6
Cap............................................................. 10.2(a)
Certificates.................................................... 2.5(e)
Closing......................................................... 2.4
Closing Balance Sheet........................................... 2.7(a)
Closing Date.................................................... 2.4
Closing Date Net Working Capital................................ 2.7(a)
Commitment Letters.............................................. 4.5
Common Share.................................................... 3.3(a)
Company Expense Recipients...................................... 2.5(b)(ii)
Company Expense Statement....................................... 2.8
Company Expenses................................................ 2.8
Constituent Corporations........................................ 2.1(a)
Covered Matters................................................. 10.6
Debt Commitment Letters......................................... 4.5
Debt Payoff Recipients.......................................... 2.5(b)(i)
Defense Notice.................................................. 10.5
Determination Date.............................................. 2.7(c)
Disputed Line Items............................................. 2.7(c)
Equity Commitment Letter........................................ 4.5
Estimated Adjustment Amount..................................... 2.6(b)
Estimated Closing Date Net Working Capital...................... 2.6(a)
Expiration Time................................................. 10.2(c)
Final Termination Date.......................................... 9.1(b)
Finance Employees............................................... 2.7(a)
Funding Amount.................................................. 2.5(a)(i)
Holder Representative........................................... Preamble
Holder Representative Agreement................................. Preamble
Holder Representative Section 2.7 Expenses...................... 2.7(c)
Interim Balance Sheet........................................... 3.7
Interim Financial Statements.................................... 3.7
Key Employees................................................... 3.14(b)
Keystone........................................................ Preamble
Keystone Cure Period............................................ 9.1(b)
Keystone Charter Documents...................................... 3.1
Keystone Group.................................................. 5.4
Keystone Intellectual Property.................................. 3.10
Keystone Shareholders' Meeting.................................. 5.6
Keystone Subsidiary(ies)........................................ 3.2
Losses.......................................................... 10.1
Majority Holders................................................ 11.1
Material Contract............................................... 3.8(a)
Merger.......................................................... 2.1(a)

Term                                                             Section

Merger Sub...................................................... Preamble
Notice of Disagreement.......................................... 2.7(c)
Option Payment Amount........................................... 2.3
Outstanding Options............................................. 2.3(a)
Paying Agent.................................................... 2.5(a)(i)
Permits......................................................... 3.18
Preferred Share................................................. 3.3(a)
Proxy Statement................................................. 5.6
PWC............................................................. 2.7(a)
Real Property................................................... 3.11
Real Property Leases............................................ 3.8(a)(v)
Record Retention Period......................................... 6.4
Reimbursable Loss............................................... 11.3(b)
Releasing Parties............................................... 10.6
Representatives................................................. 5.2
September Tax Payment........................................... 5.1
Shareholder Indemnified Party(ies).............................. 10.3(a)
Shareholder Noticed Loss........................................ 10.4(c)
Surviving Corporation........................................... 2.1(b)
Surviving Corporation Constitutive Documents.................... 2.1(c)
Tax Disagreement Notice......................................... 12.13(a)
Tax Returns..................................................... 3.17(a)
Terminating Acquiror Breach..................................... 9.1(c)
Terminating Keystone Breach..................................... 9.1(b)
Threshold Amount................................................ 10.2(b)

          Section 1.2 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

               (a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

               (b) words importing any gender shall include other genders;

               (c) words importing the singular only shall include the plural and vice versa;

               (d) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation";

               (e) the words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

               (f) references to "Articles," "Exhibits," "Sections" or "Schedules" shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

               (g) references to any Person include the successors and permitted assigns of such Person;

               (h) references to any agreement or contract, unless otherwise stated, are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

               (i) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE II
          THE MERGER; EFFECTS OF THE MERGER; MERGER CONSIDERATION; AND
                            CONVERSION OF SECURITIES

          Section 2.1. The Merger.

               (a) General. At the Effective Time of the Merger, Merger Sub shall be merged with and into Keystone (the "Merger"), with Keystone being the surviving corporation in the Merger (Merger Sub and Keystone sometimes being referred to herein as the "Constituent Corporations"). The Merger will be consummated on the Closing Date in accordance with this Agreement by the filing of Articles of Merger between Merger Sub and Keystone in substantially the form of Exhibit C hereto (the "Articles of Merger").

               (b) Effect of the Merger. At the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease and Keystone, as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time of the Merger as the "Surviving Corporation"), shall continue its corporate existence under the BCL as a wholly-owned subsidiary of Acquiror. At and after the Effective Time of the Merger, the Merger shall have the effects specified in Section 1929 of the BCL, including:
(i) the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers, immunities, purposes and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; (ii) all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; (iii) all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and (iv) the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger, but all Liens upon any property of either

Constituent Corporation shall thereforth attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the BCL.

               (c) Constitutive Documents and Officers and Directors of the Surviving Corporation. At the Effective Time of the Merger, the Articles of Incorporation and Bylaws of Merger Sub in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time of the Merger, until thereafter amended as provided therein and under the BCL (the "Surviving Corporation Constitutive Documents"). The directors of Merger Sub in office immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation immediately after the Effective Time of the Merger, until their successors are duly elected and qualify as provided under the Surviving Corporation Constitutive Documents and the BCL. The officers of Keystone immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation immediately after the Effective Time of the Merger, until their successors are duly appointed and qualify as provided under the Surviving Corporation Constitutive Documents and the BCL.

               (d) Taking of Necessary Actions; Further Action. Keystone, Acquiror and Merger Sub, respectively, shall take all such lawful action as may be necessary or appropriate to effectuate the transactions contemplated by this Agreement (including, without limitation, the financing described in Section 4.5). In case at any time after the Effective Time of the Merger, any further action is necessary to carry out the purposes of this Agreement and to vest in the Surviving Corporation title to all assets, rights, privileges, powers, immunities, purposes and franchises of either of the Constituent Corporations, the officers and directors of such corporation shall be empowered to take all such lawful action.

          Section 2.2  Conversion of Capital Stock.

               (a) Common Shares. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder of Common Shares, Keystone, Acquiror or Merger Sub, each Common Share (or fraction of a Common Share rounded to the nearest hundredth of one Common Share) that is then issued and outstanding, other than Dissenting Common Shares and other than the Rolled Stock, will be canceled, extinguished and converted into the right to receive an amount in cash equal to the Per Common Share Merger Consideration (or in the case of fractional shares, the applicable fraction thereof); provided, however, in the case of any Option Shares, the Surviving Corporation shall be entitled to deduct from the Per Common Share Merger Consideration payable with respect to any such Option Shares an amount equal to the then outstanding principal amount (together with accrued and unpaid interest thereon, if any) of any Employee Option Exercise Loans made to such holder to exercise such Option Shares. Holder Representative is authorized hereby (i) to determine the amount of any fractional Common Shares that is outstanding at the Effective Time of the Merger and (ii) to make appropriate rounding to the nearest dollar of the consideration receivable by each holder of Common Shares in its sole discretion. Each holder of a Certificate, which immediately prior to the Effective Time of the Merger represented any Common Shares shall cease to have any rights with respect thereto, except the right to receive the Per Common Share Merger Consideration upon the surrender of such Certificate(s) in accordance with Section 2.5.

At the Effective Time of the Merger, each Common Share held in the treasury of Keystone or any Keystone Subsidiary shall be canceled and retired, and no payment shall be made in respect thereof.

               (b) Preferred Shares. At the Effective Time of the Merger, by virtue of the Merger and without any action of the part of any holder of Preferred Shares, Keystone, Acquiror or Merger Sub, each Preferred Share (or fraction of a Preferred Share rounded to the nearest hundredth of one Preferred Shares) that is then issued and outstanding, other than Dissenting Preferred Share and other than the Rolled Stock, will be canceled, extinguished and converted into the right to receive an amount in cash equal to the Per Preferred Share Merger Consideration (or in the case of fractional shares, the applicable fraction thereof). Holder Representative is authorized hereby (i) to determine the amount of any fractional Preferred Shares that is outstanding at the Effective Time of the Merger and (ii) to make appropriate rounding to the nearest dollar of the consideration receivable by each holder of Preferred Shares in its sole discretion. Each holder of a Certificate, which immediately prior to the Effective Time of the Merger represented any Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Per Preferred Share Merger Consideration upon the surrender of such Certificate(s) in accordance with Section 2.5. At the Effective Time of the Merger, each Preferred Share held in the treasury of Keystone or any Keystone Subsidiary shall be canceled and retired, and no payment shall be made in respect thereof.

               (c) Merger Sub Shares. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

               (d) Dissenting Shares. Any Dissenting Shares which, as of the Effective Time of the Merger, the holder thereof has not withdrawn or otherwise lost any right to such appraisal, shall not be entitled to receive the consideration set forth in Sections 2.2(a) or (b), as applicable, but instead shall be converted into the right to receive such amount as may be determined to be due with respect to such Dissenting Shares pursuant to the BCL. Keystone shall give the Acquiror (i) prompt notice of any written notice or demands for appraisal of Preferred Shares or Common Shares, written withdrawals or modifications of such demands, and any other instruments served pursuant to the BCL and received by Keystone which relate to any such demand for appraisal, and
(ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Closing. Keystone agrees that, except with the prior written consent of Acquiror, which will not be unreasonably withheld, delayed or conditioned, it will not make any payment with respect to or settle any claim, demand or other obligation it may have with respect to any Dissenting Shares. Each Dissenting Shareholder who, pursuant to the provisions of the BCL, becomes entitled to payment of the fair value for any Dissenting Shares, shall receive payment therefore (but only after the value therefore shall have been agreed upon or finally determined pursuant to the BCL) and thereupon such Dissenting Shares shall be canceled and retired, and shall cease to exist. If, after the Effective Time of the Merger, any Dissenting Shares shall lose their status as Dissenting Shares for any reason, including because the Dissenting Shareholder withdraws, fails to perfect or otherwise loses the right to appraisal, then Acquiror shall pay (or cause the Surviving Corporation to pay) the consideration, without interest, which such Dissenting Shareholder would have been entitled to receive pursuant to

Sections 2.2(a) or (b), as applicable, assuming such shares were not Dissenting Shares at the Effective Time of the Merger.

          Section 2.3 Outstanding Options. Prior to the Effective Time of the Merger, the Company shall use commercially reasonable efforts to cause each unexercised option (other than the Rolled Options) to purchase Common Shares that is then outstanding (the "Outstanding Options") to become fully vested and to be exercised by the holder thereof. To the extent that any Outstanding Options are not exercised prior to the Effective Time of the Merger, such Outstanding Options shall be canceled and extinguished and the holder of each such Outstanding Option shall be entitled to receive, in complete satisfaction of all obligations owing from the Company to such holder on account of such Outstanding Option, an amount in cash equal to the excess, if any, of the Per Common Share Merger Consideration over the exercise price per Common Share of such Outstanding Option multiplied by the number of Common Shares previously subject to such Outstanding Option less any required withholding (as to each such Outstanding Option, the "Option Payment Amount," and as all of such Outstanding Options in the aggregate, the "Aggregate Option Payment Amount"). All plans, programs and arrangements providing for the issuance or grant of any other interest in respect of the capital stock of Keystone or any of the Keystone Subsidiaries shall terminate as of the Effective Time of the Merger, and no holder of Outstanding Options or any participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of Keystone, the Surviving Corporation or any Subsidiary thereof other than the right to receive the Option Payment Amount payable to such holder in accordance with this Section 2.3.

          Section 2.4 The Closing. The consummation of the Merger shall occur at a closing (the "Closing") to be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103-2799, on the third Business Day following the date when the last of the conditions precedent to the Closing set forth in Article VIII has been satisfied or waived (other than those conditions precedent which may only be satisfied at the Closing itself), but, without the prior written consent of Keystone and Acquiror, in no event later than the Final Termination Date (the "Closing Date"). At the Closing and simultaneously with the payment by Acquiror of all of the amounts set forth in Section 2.5(a), Keystone shall cause, and Acquiror shall cause Merger Sub to cause, the Articles of Merger to be executed and delivered by a duly authorized officer and filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the requirements of the BCL, and the documents and instruments described in subsections (a), (b), (c) and (d) below shall be executed and delivered.

               (a) At the Closing, Acquiror shall deliver to Keystone:

                    (i) a certificate, duly executed by an authorized executive officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Sections 8.3(a) and (b) have been fulfilled;

                    (ii) a certificate, duly executed by an authorized Secretary or Assistant Secretary of Acquiror, dated the Closing Date, to the effect that: (A) (1) the charter, by-laws or other constitutive documents (including any operating or partnership agreement) of Acquiror and Merger Sub attached to such certificate are true, correct and complete, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to such charter, by-laws or other constitutive documents (including any operating or partnership agreement) of either Acquiror or Merger Sub has occurred since the date of adoption of the resolutions referred to in clause (3) below other than as shown in such certificate, (3) the resolutions adopted by the respective boards of directors (or similar governing bodies) authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and (B) the respective officers of Acquiror and Merger Sub executing this Agreement and the other documents, agreements and instruments to be executed and delivered by Acquiror or Merger Sub pursuant to this Agreement are incumbent officers of Acquiror or Merger Sub, as applicable, and the specimen signatures on such certificate are their genuine signatures; and

                    (iii)  the Escrow Agreement, duly executed by the Acquiror.

               (b) At the Closing, Keystone shall execute and deliver to
Acquiror:

                    (i) a certificate, duly executed by an authorized executive officer of Keystone, dated the Closing Date, certifying that the conditions specified in Sections 8.2(a), (b), (d), (e) and (f) have been fulfilled;

                    (ii) a certificate, duly executed by an authorized Secretary or Assistant Secretary of Keystone, dated the Closing Date, to the effect that: (A) (1) the Keystone Charter Documents attached to such certificate are true, correct and complete, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to the Keystone Charter Documents has occurred since the date of adoption of the resolutions referred to in clause (3) below other than as shown in such certificate, (3) the resolutions adopted by the board of directors of Keystone authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and (B) Keystone's officers executing this Agreement and the other documents, agreements and instruments to be executed and delivered by Keystone pursuant to this Agreement are incumbent officers and the specimen signatures on such certificate are their genuine signatures.

                    (iii) the Escrow Agreement, duly executed by the Holder Representative; and

                    (iv) a FIRPTA affidavit under Section 1445 of the Code, duly executed by Keystone and each Keystone Subsidiary which owns any Owned Real Property.

          Section 2.5  Payments at Closing and Exchange of Certificates.

               (a) At the Closing, Acquiror will make the following payments:

                    (i) to an account, in the name of the Paying Agent, that is designated in writing by Holder Representative, by wire transfer of immediately available funds, an amount (the "Funding Amount") equal to the difference between (A) the Merger Consideration, minus (B) the sum of (1) the product of (x) the number of Dissenting Common Shares multiplied by (y) the Per Common Share Merger Consideration, (2) the product of (x) the number of Dissenting Preferred Shares multiplied by (y) the Per Preferred Share Merger Consideration, (3) the principal amount (together with accrued and unpaid interest thereon, if any) of all Employee Option Exercise Loans which are unpaid as of the Effective Time of the Merger and any withholding taxes described in
Section 2.5(g); (4) the product of (x) the number of Preferred Shares comprising a part of the Rolled Stock, multiplied by (y) the Per Preferred Share Merger Consideration; and (5) the product of (x) the number of Common Shares comprising part of the Rolled Stock, multiplied by (y) the Per Common Share Merger Consideration;

                    (ii) to the Indemnity Escrow Account, by wire transfer of immediately available funds, an amount equal to the Shareholder Escrow Portion of the Indemnity Escrow Amount, which funds shall be disbursed in accordance with Sections 2.7 and 11.3 below and in accordance with the Escrow Agreement; and

                    (iii) to the Working Capital Escrow Account, by wire transfer of immediately available funds, an amount equal to the Shareholder Escrow Portion of the Working Capital Escrow Amount, which funds shall be disbursed in accordance with Section 2.7 and 11.3 below and in accordance with the Escrow Agreement.

               (b) At the Closing, Acquiror will make (or cause to be made) the following additional payments:

                    (i) on behalf of Keystone, to such accounts designated in writing by Keystone by wire transfer of immediately available funds, an amount, in the aggregate, equal to the Funded Indebtedness to enable Keystone to repay the Funded Indebtedness (the recipients of such monies being, collectively, the "Debt Payoff Recipients"); and

                    (ii) on behalf of Keystone, to one or more accounts designated in writing by Keystone, by wire transfer of immediately available funds, the amount of Company Expenses determined pursuant to Section 2.8 below to pay such Company Expenses (the recipients of such monies being, collectively, the "Company Expense Recipients").

               (c) Upon (i) receipt by the Paying Agent of the Funding Amount,
(ii) receipt by Escrow Agent of the Shareholder Escrow Portion, (iii) receipt by the Debt Payoff Recipients of an amount equal to the Funded Indebtedness, and
(iv) receipt by the Company Expense Recipients of the amount of Company Expenses, Acquiror shall be deemed to have satisfied its obligations to make payments pursuant to this Agreement other than (A) the obligation of Acquiror or the Surviving Corporation to make payments required by Section 2.7 hereof, (B) the obligation of Acquiror or the Surviving Corporation to make payments to Dissenting Shareholders, if any, following the Effective Time of the Merger, and (C) the obligation of Acquiror and the Surviving Corporation to indemnify the Shareholder Indemnified Parties pursuant to Article X of this Agreement.

               (d) At the Closing, Keystone will cause to be made the following payments:

                    (i) to an account, in the name of the Paying Agent, that is designated in writing by Holder Representative, by wire transfer of immediately available funds, an amount equal to the Transaction Bonus Amount less the Transaction Bonus Escrow Portion;

                    (ii) to the Indemnity Escrow Account, by wire transfer of immediately available funds, an amount equal to the Transaction Bonus Escrow Portion of the Indemnity Escrow Amount, which funds shall be disbursed in accordance with Sections 2.7 and 11.3 below and in accordance with the Escrow Agreement; and

                    (iii) to the Working Capital Escrow Account, by wire transfer of immediately available funds, an amount equal to the Transaction Bonus Escrow Portion of the Working Capital Escrow Amount, which funds shall be disbursed in accordance with Sections 2.7 and 11.3 below and in accordance with the Escrow Agreement.

               (e) As promptly as practicable after the Effective Time of the Merger, the Surviving Corporation shall cause to be mailed to each Shareholder the form of Letter of Transmittal. After the Effective Time of the Merger, each holder of a certificate or certificates for then issued and outstanding Common Shares or Preferred Shares (collectively, the "Certificates"), upon surrender of such Certificates to the Paying Agent, together with the completed Letter of Transmittal, shall be entitled to receive from the Paying Agent in exchange therefore such portion of the Common Share Merger Consideration or Preferred Share Merger Consideration, as the case may be, into which each of such holder's Common Shares or Preferred Shares shall have been converted as a result of the Merger and the Certificates so surrendered shall be cancelled. In the event of a transfer of ownership of any Common Shares or Preferred Shares that is not registered in the transfer books of Keystone, subject to subsection (g) below, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Notwithstanding the foregoing, if any Certificate shall be lost, stolen or destroyed, upon the making of an affidavit of that fact and an undertaking of indemnity by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate, the consideration deliverable in respect thereof pursuant to this Agreement. No interest will be paid or accrued on any cash payable to holders of Certificates. Pending such surrender and exchange, a holder's Certificate or Certificates for Common Shares and Preferred Shares shall be deemed for all purposes (other than the exchange contemplated by this Section 2.5) to evidence such holder's portion of the Common Share Merger Consideration or Preferred Share Merger Consideration, as the case may be, into which such Common Shares or Preferred Shares shall have been converted by the Merger.

               (f) At any time following the expiration of twelve months after the Effective Time of the Merger, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall become the property of the Surviving Corporation; provided, that, any such funds representing amounts payable as Transaction Bonus Amounts pursuant to the Transaction Bonus Plan shall be delivered to Holder Representative. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims on interests of any Person. Thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the applicable Merger Consideration payable (net of any amounts that would be subject to withholding and net of such holder's share of the Shareholder Escrow Portion) upon due surrender of their Certificates, without any interest thereon. Any portion of such remaining cash unclaimed by holders of Common Shares or Preferred Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

               (g) Notwithstanding anything contained herein in this Agreement, Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the applicable Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Shares or Preferred Shares, such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment (or with respect to Options the issuance of Option Shares) under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares or Preferred Shares, as applicable, in respect of which such deduction and withholding was made.

               (h) At the Effective Time of the Merger, the stock transfer books of Keystone shall be closed, and there shall be no further registration of transfers an the stock transfer books of the Surviving Corporation of the Common Shares or Preferred Shares, as applicable, that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

          Section 2.6  Estimated Adjustment Amount.

               (a) Within ten Business Days prior to the Closing Date, and in no event less than five Business Days prior to the Closing Date, Keystone shall deliver to the Acquiror a certificate signed by the Chief Financial Officer of Keystone attaching a statement setting forth (i) the Transaction Tax Benefit Amount and (ii) its reasonable, good faith estimate of the Net Working Capital as of the Closing Date (the "Estimated Closing Date Net Working Capital") in substantially the form of the Statement of Net Working Capital, each of which shall be reasonably acceptable to Acquiror. The Estimated Closing Date Net Working Capital shall be determined in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Interim Balance Sheet, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby other than as set forth in the footnotes on Exhibit D attached hereto.

               (b) The "Estimated Adjustment Amount," which may be positive or negative, means (i) the sum of (x) the Estimated Closing Date Net Working Capital plus (y) the Transaction Tax Benefit Amount, minus (ii) the amount of the Target Working Capital. For purposes of the Closing (and the payments to be made pursuant to Section 2.5 at the Closing), if the Estimated Adjustment Amount is a positive number, then the Aggregate Enterprise Value will be increased by the Estimated Adjustment Amount, or if the Estimated Adjustment Amount is a negative number, the Aggregate Enterprise Value will be decreased by the absolute value of the Estimated Adjustment Amount.

          Section 2.7  Adjustment Amount.

               (a) As soon as reasonably practicable following the Closing Date, and in any event within sixty calendar days thereafter, with the reasonable assistance of those employees of the Surviving Corporation performing the functions of chief financial officer, controller and director of financial planning and analysis for the Surviving Corporation and those individuals who, directly or indirectly, report to such employees (collectively, the "Finance Employees"), Holder Representative and, to the extent requested by Holder Representative, with the assistance of the Philadelphia, Pennsylvania office of PricewaterhouseCoopers LLC ("PWC"), Holder Representative shall cause to be prepared and delivered to Acquiror (i) an unaudited consolidated balance sheet of Keystone and the Keystone Subsidiaries as at the Closing (the "Closing Balance Sheet") and (ii) a calculation of Net Working Capital as derived from the Closing Balance Sheet (the "Closing Date Net Working Capital") in substantially the form of the Statement of Net Working Capital. The Closing Balance Sheet shall be prepared and the Closing Date Net Working Capital shall be determined in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Estimated Closing Date Net Working Capital, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The parties agree that the purpose of preparing the Closing Balance Sheet and determining the Closing Date Net Working Capital and the related the purchase price adjustment contemplated by Section 2.7 is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Closing Date Net Working Capital.

               (b) Following the Closing, Acquiror shall provide Holder Representative, the Finance Employees and any employees of PWC who are assisting Holder Representative in the preparation of the Closing Balance Sheet and the determination of the Closing Date Net Working Capital, with full and complete access to the records of the Surviving Corporation and the Keystone Subsidiaries, solely for the purpose of preparing the Closing Balance Sheet and determining the Closing Date Net Working Capital in accordance with this Agreement, all to the extent deemed reasonably necessary by Holder Representative and in a manner not unreasonably disruptive to the Surviving Corporation's business. Acquiror agrees that, following the Closing through the date that the Closing Date Net Working Capital becomes final and binding on the parties hereto in accordance with the terms of this Agreement, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Date Net Working Capital is to be based or derived from that (i) are materially inconsistent with Keystone and the Keystone Subsidiaries' past practice, except that Acquiror may take any actions necessary in connection with the financing described in Section 4.5 or Acquiror's or the Surviving Corporation's obligations thereunder so long as the original books, records, policies and procedures are preserved for the purposes of the preparation of the Closing Balance Sheet or the determination of the Closing Date Net Working Capital in the manner and utilizing the methods required by this Agreement or (ii) would impede or delay the preparation of the Closing Balance Sheet or the determination of the Closing Date Net Working Capital in the manner and utilizing the methods required by this Agreement.

               (c) If Acquiror disagrees with the Closing Date Net Working Capital, then within sixty calendar days after its receipt of the Closing Balance Sheet and the Closing Date Net Working Capital, it shall notify Holder Representative of such disagreement in writing (the "Notice of Disagreement"), setting forth in reasonable detail the particulars of such disagreement; provided, however, that any such objection shall be limited to any failure on the part of Holder Representative to prepare the Closing Balance Sheet or the Net Working Capital Statement in accordance with the standards set forth in
Section 2.7(a). To be effective, any such Notice of Disagreement shall include a copy of Holder Representative's Statement of Net Working Capital setting forth Holder Representative's determination of the Closing Date Net Working Capital marked to indicate those specific line items that are in dispute (the "Disputed Line Items") and shall be accompanied by the Acquiror's calculation of each of the Disputed Line Items and Acquiror's revised Statement of Net Working Capital setting forth its determination of the Closing Date Net Working Capital. To the extent the Acquiror provides a Notice of Disagreement within such sixty calendar day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder. In the event that Acquiror does not provide a Notice of Disagreement within such sixty calendar day period, Acquiror shall be deemed to have accepted in full the Closing Balance Sheet as prepared by Holder Representative and the Closing Date Net Working Capital as determined by Holder Representative, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Acquiror and Holder Representative shall use commercially reasonable efforts for a period of twenty-five Business Days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such twenty-five Business Day period, Acquiror and Holder Representative shall have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Balance Sheet and the Notice of Disagreement and the determination of the Closing Date Net Working and Disputed Line Items. If, at the end of such period, they are unable to resolve such Disputed Line Items, then an office of Ernst & Young LLP mutually acceptable to Acquiror and Holder Representative or, failing such office's willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected by Acquiror and Holder Representative (the "Auditor"), shall resolve any remaining Disputed Line Items. Acquiror and Holder Representative will enter into such reasonable and customary arrangements for the services to be rendered by the Auditor under this Section 2.7 which the Auditor as the Auditor may reasonably request. The Auditor shall determine as promptly as practicable (and in any event within thirty calendar days from the date that the dispute is submitted to it), whether the Closing Balance Sheet and the Closing Net Working Capital were prepared or determined, as applicable, in accordance with the standards set forth in Section 2.7(a) and whether and to what extent (if any) the Closing Date Net Working Capital requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted. The Auditor shall only resolve the Disputed Line Items by choosing the amounts submitted by either Acquiror or Holder Representative or amounts in between. The Surviving Corporation and Holder Representative shall each furnish to the Auditor such workpapers and other documents and information relating to the disputed issues as such Auditor may request. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital is finally determined in accordance with this Section 2.7(c) is hereinafter referred as to the "Determination Date." The fees and expenses of the Auditor shall be allocated between Acquiror and Holder Representative in the same proportion that the total amount of the Disputed Line Items submitted to the Auditor that is unsuccessfully disputed by each such party (as finally determined by the Auditor) bears to the total amount of the Disputed Line Items so submitted by each such party. The Acquiror shall be responsible for its own costs and expenses incurred in connection with this
Section 2.7 (including, without limitation, the amount it is required to pay to the Auditor). The costs and expenses reasonably incurred by Holder Representative in connection with this Section 2.7 including, without limitation, the amount it is required to pay to the Auditor (collectively, the "Holder Representative Section 2.7 Expenses"), shall be paid by Holder Representative as follows: (x) Holder Representative shall be entitled to pay (or cause to be paid) the Holder Representative Section 2.7 Expenses from the Working Capital Escrow Account pursuant to Section 2.7(d) and (y) to the extent that the amount so paid from the Working Capital Escrow Account pursuant to
Section 2.7(d) is insufficient to enable Holder Representative to pay all of the Holder Representative Section 2.7 Expenses, then, at Holder Representative's election, Holder Representative may either (A) instruct the Escrow Agent to pay the Holder Representative Section 2.7 Expenses from the Adjustment Amount, if any, payable to Holder Representative pursuant to Section 2.7(d) or (B) authorize the Escrow Agent to pay to such Holder Representative Section 2.7 Expenses from the Indemnity Escrow Account.

               (d) The "Adjustment Amount," which may be positive or negative, shall mean (i) the Closing Date Net Working Capital as finally determined pursuant to Section 2.7(c), minus (ii) the Estimated Closing Date Net Working Capital. If the Adjustment Amount is a positive number, then within three Business Days following the Determination Date, (x) Acquiror shall, or shall cause the Surviving Corporation to, deliver, by wire transfer of immediately available funds to an account, in the name of the Paying Agent, designated in writing by Holder Representative, an amount equal to the Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at the rate of interest published as the "Prime Rate" in the "Money Rates" column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date and (y) the Acquiror and Holder Representative shall provide a joint written instruction to the Escrow Agent to deliver, by wire transfer of immediately available funds to an account, in the name of the Paying Agent, designated in writing by Holder Representative, all funds in the Working Capital Escrow Account. Upon receipt of the Adjustment Amount and interest and the funds in the Working Capital Escrow Account, Holder Representative shall direct the Paying Agent to promptly disburse the amounts so received by it in accordance with the terms and conditions of Section 11.3 and the Holder Representative Agreement. If the Adjustment Amount is a negative number, then, within three Business Days following the Determination Date, (A) the Acquiror and Holder Representative shall provide a joint written instruction to the Escrow Agent to deliver from the Working Capital Escrow Account (and, if and to the extent the funds in the Working Capital Escrow Account are insufficient to make the full payment required by this clause (A), then from the Indemnity Escrow Account to the extent of such insufficiency) to the Surviving Corporation, by wire transfer of immediately available funds to an account designated in writing by the Surviving Corporation, an amount equal to the absolute value of the Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at the rate of interest published as the "Prime Rate" in the "Money Rates" column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date and (B) if the amount paid from the Working Capital Escrow Account to the Surviving Corporation pursuant to the foregoing Clause (A) is less than the funds then in the Working Capital Escrow Account, then the Acquiror and the Holder Representative shall provide a joint written instruction to the Escrow Agent to deliver, by wire transfer of immediately available funds to an account, in the name of the Paying Agent, designated in writing by Holder Representative, an amount equal to the amount by which funds then in the Working Capital Escrow Account exceeds the Adjustment Amount required to be paid to the Surviving Corporation pursuant to the foregoing clause (A) above. Upon receipt by the Paying Agent of the amount described in the foregoing clause (B) above, Holder Representative shall direct the Paying Agent to promptly disburse the amounts so received by it in accordance with Section 11.3 and the Holder Representative Agreement. The amount of any Adjustment Amount paid pursuant to this Section 2.7(d) shall be deemed an adjustment to the Merger Consideration. For purposes of this Section 2.7(d), all computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

               Section 2.8 Company Expenses. Simultaneously with the delivery of the statement of Estimated Closing Date Net Working Capital pursuant to Section 2.6, Holder Representative will provide to Acquiror a true, complete and correct list (the "Company Expense Statement") of the amount of the following then unpaid fees and expenses which are payable as of the Closing Date that have been or are expected to be incurred on or prior to the Closing Date on behalf of Keystone and the holders of the Common Shares, Preferred Shares or Outstanding Options in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (i) the fees and disbursements of special outside counsel to Keystone and/or Holder Representative, (ii) the fees and expenses of any accountants or other agents, advisors, consultants and experts employed by Keystone and/or Holder Representative, including all investment banking fees or other similar amounts payable to any financial advisor to Keystone and/or Holder Representative, and (iii) the out-of-pocket expenses of Holder Representative incurred in such capacity (collectively, the "Company Expenses").

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF KEYSTONE

          Keystone represents and warrants to Acquiror and Merger Sub as follows:

          Section 3.1. Corporate Organization of Keystone. Keystone is duly incorporated and validly subsisting as a corporation in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Articles of Incorporation and Bylaws of Keystone previously made available by Keystone to Acquiror (the "Keystone Charter Documents") are true, correct and complete. Keystone is duly licensed or qualified to transact business, and is in good standing, as a foreign corporation in each other jurisdiction set forth on Schedule 3.1 and in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect on the Business.

          Section 3.2. Subsidiaries. A true, correct and complete list of the direct and indirect subsidiaries of Keystone is set forth on Schedule 3.2 (each a "Keystone Subsidiary" and, collectively, the "Keystone Subsidiaries"). Each of the Keystone Subsidiaries is duly incorporated and validly existing or subsisting under the laws of its jurisdiction of incorporation, which is set forth on Schedule 3.2, and has the requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The charter and bylaws of the Keystone Subsidiaries previously made available by Keystone to Acquiror are true, correct and complete. Each Keystone Subsidiary is duly licensed or qualified to transact business, and is in good standing, as a foreign corporation in each other jurisdiction as set forth on
Schedule 3.2 and in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect on the Business. Except as set forth on Schedule 3.2, neither Keystone nor any Keystone Subsidiary has any investment (whether through acquisition, equity ownership or otherwise) in any Person, joint venture or business.

          Section 3.3.   Capitalization of Keystone.

               (a) The authorized capital stock of Keystone consists of 30,000,000 shares, of which (i) 29,800,000 are classified as common stock, $.01 par value per share (each, a "Common Share"), of which 11,204,527 shares are issued and outstanding as of the date hereof; (ii) 200,000 shares are classified as preferred stock, of which (A) 175,000 shares are designated as Series A Preferred Stock, stated value $649.99 per share (each, a "Preferred Share"), of which 114,983.11 shares are issued and outstanding as of the date hereof; and
(B) 25,000 shares of preferred stock are not designated, none of which shares are issued and outstanding as of the date hereof. All of the Common Shares and Preferred Shares that are issued and outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and held of record by the Persons set forth on Schedule 3.3. Except as set forth on
Schedule 3.3 or as contemplated by the Voting Agreement, none of the Common Shares or Preferred Shares that is issued and outstanding as of the date hereof is subject to any restriction on transfer or voting agreement or arrangement pursuant to an agreement, contract or instrument to which Keystone is a party or by which it is otherwise expressly bound.

               (b) Except as set forth on Schedule 3.3, (i) there are no outstanding options, warrants, rights, calls or other securities convertible into or exchangeable or exercisable for Common Shares, Preferred Shares or other capital stock of Keystone which have been issued by Keystone, (ii) there are no other commitments on the part of Keystone providing for the issuance of additional shares or the repurchase or redemption of shares of the capital stock of Keystone, and (iii) there are no outstanding stock appreciation rights, phantom stock or similar plans or rights pursuant to which Keystone has any obligations.

          Section 3.4. Capitalization of Keystone Subsidiaries. The outstanding shares of capital stock of each of the Keystone Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Keystone or one of the Keystone Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of each of the Keystone Subsidiaries free and clear of any Liens other than Permitted Liens. There are no (a) outstanding options, warrants, rights, calls or other securities exercisable or exchangeable for the capital stock of any Keystone Subsidiary which have been issued by Keystone or a Keystone Subsidiary, (b) commitments on the part of Keystone or any Keystone Subsidiary, or agreements to which Keystone or a Keystone Subsidiary is a party, in either case providing for the issuance of shares, the sale of treasury shares, or the repurchase or redemption of shares, of the capital stock of any Keystone Subsidiary, (c) there are no outstanding stock appreciation rights, phantom stock or similar plans or rights pursuant to which any Keystone Subsidiary has any obligations, and (d) there are no voting trusts, proxies, shareholder or similar agreements with respect to the capital stock of any Keystone Subsidiary.

          Section 3.5.   Due Authorization.

               (a) Keystone has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations to be performed by it hereunder, and (subject to the receipt of the approvals set forth in Section 3.5(b) below) to consummate the Merger. The execution and delivery of this Agreement, the performance by Keystone of its obligations hereunder, and the consummation by Keystone of the Merger, have been duly and validly authorized and approved by the Board of Directors of Keystone, and, except for approval of this Agreement and the transactions contemplated hereby by the shareholders of Keystone in accordance with the provisions of Section 3.5(b) below, no other corporate proceeding or approval on the part of Keystone is necessary to authorize this Agreement on behalf of Keystone. This Agreement has been duly and validly executed and delivered by Keystone and this Agreement constitutes a legal, valid and binding obligation of Keystone, enforceable against Keystone in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               (b) The affirmative vote of the holders of a majority of (i) the Common Shares outstanding on the record date of such vote; and (ii) the Preferred Shares outstanding on the record date of such vote, in each case voting as separate classes of stock, are the only votes necessary (under applicable law, the Keystone Charter Documents or any agreement, contract or instrument to which Keystone is a party or by which it is expressly bound) to be obtained from the holders of any class or series of the capital stock of Keystone to approve this Agreement and the Merger.

          Section 3.6. No Conflict. Except as set forth in Schedule 3.6, and assuming (a) compliance with the applicable requirements of the HSR Act or any similar foreign law, rule or regulation, (b) receipt of the approval of this Agreement, the Merger and the other transactions contemplated hereby by the Shareholders in accordance with Section 3.5(b) above, and (c) the due and proper filing of the Articles of Merger and a Docketing Statement with the Department of State of the Commonwealth of Pennsylvania, the execution and delivery of this Agreement by Keystone, the performance by Keystone of its obligations hereunder, and the consummation by Keystone of the Merger do not and will not: (i) violate, result in the breach of, or in the case of clause (C) below cause the termination of, (A) any applicable law, rule or regulation of any Governmental Authority, (B) the Keystone Charter Documents or the articles or certificate of incorporation, or the bylaws, of Keystone or any of the Keystone Subsidiaries,
(C) any Contract listed on Schedule 3.8 attached hereto, or (D) any order, judgment or decree which, expressly by its terms, is applicable to Keystone or any of the Keystone Subsidiaries; (ii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Keystone or any of the Keystone Subsidiaries; (iii) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, or creation of a Lien; (iv) result in a violation or revocation of any Permit, or (v) require any consent, approval, authorization, filing or registration with any Governmental Authority, except where the occurrence of any of the foregoing described in clauses (i)(A), (i)(D),(iv) or (v) would not have either a material adverse effect on the ability of Keystone to execute and deliver this Agreement, perform its obligations hereunder and consummate the Merger, or a Material Adverse Effect on the Business.

          Section 3.7. Financial Statements. Attached as Schedule 3.7 hereto are (a) the consolidated balance sheet and consolidated statements of operations and comprehensive income, cash flow and changes in shareholders' equity of Keystone and the Keystone Subsidiaries as of, and for the period ended, December 31, 2002, together with the auditor's report thereon, (b) the consolidated balance sheet and consolidated statements of operations and comprehensive income, cash flow and changes in shareholders' equity of Keystone and the Keystone Subsidiaries as of, and for the period ended, December 31, 2001, together with the auditor's report thereon, (c) the consolidated balance sheet and consolidated statements of operations and comprehensive income, cash flow and changes in shareholders' equity of Keystone and the Keystone Subsidiaries as of, and for the period ended, December 31, 2000, together with the auditor's report thereon; and (d) the unaudited consolidated balance sheet of Keystone and the Keystone Subsidiaries (the "Interim Balance Sheet") as of June 30, 2003 (the "Balance Sheet Date") and the unaudited consolidated income statement of Keystone and the Keystone Subsidiaries for the six-month period ended on the Balance Sheet Date (together with the Interim Balance Sheet, the "Interim Financial Statements"), all of which (i) have been prepared in accordance with GAAP, and (ii) present fairly, in all material respects, the consolidated financial position of Keystone and the Keystone Subsidiaries at and as of the dates stated in such financial statements and the results of operations of Keystone and the Keystone Subsidiaries for the periods stated therein (subject, in the case of the Interim Financial Statements, with respect to clauses (i) and
(ii), to year-end adjustments and to the absence of footnotes) are consistent, in all material respects, with the books and records of Keystone and the Keystone Subsidiaries.

          Section 3.8.   Contracts.

               (a) Schedule 3.8 contains a true, correct and complete list of Contracts of the type or nature described in clauses (i) through (x) below to which Keystone or any of the Keystone Subsidiaries is a party (each, a "Material Contract") and which are in effect on the date hereof. True, correct and complete copies of the Contracts listed on Schedule 3.8 have been made available to the Acquiror.

                    (i) Each Contract, excluding individual purchase or supply orders or offers of prices or price discounts, that involves performance of services by Keystone or any of the Keystone Subsidiaries, or the sale of goods or materials by Keystone or any of the Keystone Subsidiaries, in each case involving payments to Keystone or any of the Keystone Subsidiaries in excess of $250,000, in the aggregate, during the twelve-month period ending June 30, 2003;

                    (ii) Each Contract, excluding individual purchase or supply orders or offers of prices or price discounts, that involves the third party performance of services in favor of Keystone or any of the Keystone Subsidiaries, or the purchase of goods or materials by Keystone or any of the Keystone Subsidiaries, in each case involving payments by Keystone or any of the Keystone Subsidiaries in excess of $250,000, in the aggregate, during the twelve month period ending June 30, 2003, but excluding, however, Contracts involving the purchase of goods or materials held for resale as inventory;

                    (iii) The twenty-five Contracts involving the largest U.S. dollar amount of purchases during the twelve-month period ending June 30, 2003 by Keystone or any of the Keystone Subsidiaries of goods or materials to be held for resale by Keystone or any of the Keystone Subsidiaries, excluding, however, any arrangements of such nature solely by or among Keystone or any of the Keystone Subsidiaries;

                    (iv) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument for money borrowed involving a principal amount of at least $25,000 or the granting of Liens or lines of credit to which either Keystone or one of the Keystone Subsidiaries is a party (whether as borrower, guarantor or lender), but excluding, however, any arrangements of such nature solely by or among Keystone or any of the Keystone Subsidiaries;

                    (v) Each lease, sublease, license, rental or occupancy or other agreement (including all amendments, extensions, renewals, and guarantees with respect thereto) to which Keystone or any of the Keystone Subsidiaries is a party (whether as landlord, tenant, sublandlord or subtenant), involving the leasing of, or any leasehold interest in, any real property (the "Real Property Leases") or any personal property, and in each case involving base rental payments from and after the date of this Agreement to or from Keystone or one or more of the Keystone Subsidiaries in excess of $125,000 in any calendar year, but excluding, however, any arrangements of such nature solely by or among Keystone or any of the Keystone Subsidiaries;

                    (vi) Each licensing agreement (or series of related licensing agreements) to which Keystone or any of the Keystone Subsidiaries is a party with respect to Intellectual Property involving payments from and after the date of this Agreement to or from Keystone or one or more of the Keystone Subsidiaries in excess of $125,000 in any calendar year, but excluding, however, any arrangements of such nature solely by or among Keystone or any of the Keystone Subsidiaries;

                    (vii) Each joint venture agreement, partnership agreement, or limited liability company agreement to which Keystone or any of the Keystone Subsidiaries is a party;

                    (viii) Each Contract (or series of related Contracts with Affiliated Persons) to which Keystone or any of the Keystone Subsidiaries is a party requiring capital expenditures from and after the date of this Agreement by Keystone or one or more of the Keystone Subsidiaries in excess of $125,000 in any calendar year;

                    (ix) Each Contract (or series of related Contracts with Affiliated Persons) between Keystone or any of the Keystone Subsidiaries, on the one hand, and any Affiliate of Keystone, other than a Keystone Subsidiary, on the other hand;

                    (x) Each Contract to which Keystone or any of the Keystone Subsidiaries is a party which contains a restriction on Keystone or on any of the Keystone Subsidiaries involving competing with a third party in the business;

                    (xi) Each Contract between Keystone (or any Keystone Subsidiary) and a Governmental Authority; and

                    (xii) Each written power of attorney provided by Keystone or any Keystone Subsidiary, except for any powers of attorney granted to any counter parties pursuant to any agreement related to Indebtedness.

               (b) All of the Contracts listed on Schedule 3.8 are the legal, valid and binding obligations of Keystone or the Keystone Subsidiaries party thereto and, to the Knowledge of Keystone, of the other parties thereto, and such Contracts are enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. Neither Keystone nor any of the Keystone Subsidiaries party thereto nor, to the Knowledge of Keystone, any other party thereto, is in breach of or default under any of the Material Contracts, except where the occurrence of such breach or default would not have a Material Adverse Effect on the Business.

          Section 3.9. Machinery, Equipment and Other Tangible Property. Keystone or one of the Keystone Subsidiaries owns and has good title to or a leasehold interest in or a license to use, all material machinery, equipment and other tangible property reflected on the books of Keystone and the Keystone Subsidiaries as owned by Keystone or the Keystone Subsidiaries, free and clear of all Liens other than Permitted Liens. Keystone and the Keystone Subsidiaries own, have a leasehold interest in or have a license to use, all the material assets, properties and rights, whether tangible or intangible, reasonably necessary for the conduct of the

Business as it is currently conducted, except where such failure to own, have a leasehold interest in or have a license to use those material assets, properties and rights would not have a Material Adverse Effect on the Business. All material machinery, equipment and other tangible assets being used by the Keystone and the Keystone Subsidiaries or which are owned or leased by Keystone and the Keystone Subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted.

          Section 3.10.  Intellectual Property.

               (a) Schedule 3.10 is a true, correct and complete list of all patented or registered Intellectual Property or applications owned by Keystone or any of the Keystone Subsidiaries, which is both (i) owned or used by Keystone or any of the Keystone Subsidiaries in the operation of the Business as of the date hereof and (ii) material and/or required to the operation of the Business as currently conducted and as currently proposed to be conducted. Keystone or one or more of the Keystone Subsidiaries (x) either owns and possesses all right, title and interest in and to, or has valid and enforceable rights or licenses to use each item of, Intellectual Property owned or used by Keystone or any of the Keystone Subsidiaries in the operation of the Business as conducted on the date hereof (the "Keystone Intellectual Property"), free and clear of any Liens other than Permitted Liens, and (y) is not subject to any restrictions or limitations regarding the use of the Keystone Intellectual Property other than pursuant to a written license agreement.

               (b) Except as set forth on Schedule 3.10, neither Keystone nor any Keystone Subsidiary has (i) received written notice of any infringement by Keystone or any of the Keystone Subsidiaries of the rights of any Person with respect to such Person's Intellectual Property (including without limitation any demands or offers to license any Intellectual Property from any third parties) or (ii) to the Knowledge of Keystone, infringed, misappropriated or otherwise violated (and the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate) any Intellectual Property rights of any Person. To Keystone's Knowledge, no Person has infringed, misappropriated or otherwise violated any of the Keystone Intellectual Property owned by Keystone or any of the Keystone Subsidiaries.

               (c) Except as set forth in Schedule 3.10, immediately subsequent to the Closing, except as a result of actions taken by the Acquiror or Merger Sub, the Keystone Intellectual Property will be owned by or available for use by Keystone or any Keystone Subsidiary, as applicable, on terms and conditions substantially the same as those under which Keystone or such Keystone Subsidiary owned or used the Keystone Intellectual Property immediately prior to the Closing.

               (d) Except as set forth in Schedule 3.10, to Keystone's Knowledge, no claim by any Person contesting the validity, enforceability, use or ownership of any of the Keystone Intellectual Property owned by Keystone and/or the Keystone Subsidiaries has been made, is currently outstanding or is threatened.

               (e) To Keystone's Knowledge, the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Keystone and/or the Keystone Subsidiaries in connection with the Business as it is currently conducted (collectively, the "Systems") are reasonably sufficient for the immediate needs of the Business as conducted at the date of this Agreement, including, without limitation, as to capacity and ability to process current peak volumes and anticipated volumes in a timely manner except for insufficiencies which would not have a Material Adverse Effect and except for such insufficiencies that result from actions of Acquiror or Merger Sub. As of the date hereof, to Keystone's Knowledge, no action is necessary to enable such Systems to continue to be used in connection with the Business as it is currently conducted to the same extent and in the same manner as they have been used prior to the date hereof.

          Section 3.11. Real Property. Schedule 3.11 is a true, correct and complete list of the addresses and locations of all Owned Real Property. Keystone or one of the Keystone Subsidiaries has (a) good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all liens, subject only to Permitted Liens, and (b) other than the right of Acquiror pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property, or any portion thereof or interest therein. Neither Keystone nor any of the Keystone Subsidiaries is a party to any agreement or option to purchase any real property or interest therein other than as set forth on Schedule 3.11 and 3.8. Except for Leased Real Property which Keystone or one of the Keystone Subsidiaries has subleased to another Person (as set forth on Schedule 3.11), Keystone or one or more of the Keystone Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession in all material respects of, the Leased Real Property listed thereon, subject only to any Permitted Liens. Each of the Real Property Leases is the legal, valid, binding obligation of Keystone or one of the Keystone Subsidiaries party thereto and, to the knowledge of Keystone, of the other parties thereto. The Owned Real Property identified in Schedule 3.11 and the Leased Real Property identified in Schedu1e 3.8 (collectively, the "Real Property") comprise all of the real property used in the Business.

          Section 3.12.  Litigation and Proceedings. Except as set forth on
Schedule 3.12, matters with respect to Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.16) and matters with respect to Keystone Employee Plans (as to which certain representations and warranties are made pursuant to Section 3.13), as of the date hereof, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the Knowledge of Keystone, investigations, before or by any Governmental Authority pending or, to the Knowledge of Keystone, overtly threatened, against Keystone or any of the Keystone Subsidiaries that would have or is reasonably likely to have a Material Adverse Effect on the Business or a material adverse effect on the ability of Keystone to execute and deliver this Agreement, perform its obligations hereunder and consummate the Merger. Except as set forth on
Schedule 3.12, there is no (a) unsatisfied judgment, order or decree requiring payment by Keystone or one or more of the Keystone Subsidiaries in excess of $100,000, or (b) any open injunction, expressly binding by its terms upon Keystone or any of the Keystone Subsidiaries which limits the operation of the Business by Keystone or any of the Keystone Subsidiaries other than such limitations which would not have a Material Adverse Effect on the Business.

          Section 3.13.  Employee Plans.

               (a) Disclosure. Schedule 3.13 contains a true, correct and complete list of each Keystone Employee Plan.

               (b) Representations. Except as disclosed on Schedule 3.13:

                    (i) Compliance Generally. Each Keystone Employee Plan has been operated, funded and administered in compliance with its terms and all applicable laws;

                    (ii) No Pension Plans. Neither Keystone, any Keystone Subsidiary, nor any ERISA Affiliate sponsors or contributes to, nor since March 6, 1998 has sponsored or contributed to, any plan subject to Title IV of ERISA (including any "multiemployer plan" within the meaning of Section 3(37) of ERISA); and neither Keystone, any Keystone Subsidiary, nor any ERISA Affiliate has any liability or potential liability under Title IV of ERISA;

                    (iii) Other Qualified Plans. The IRS has issued a favorable opinion letter with respect to the form of prototype document for each Keystone Employee Plan that is intended to be qualified under Section 401(a) of the Code;

                    (iv) Plan Changes. Since the Balance Sheet Date, except as permitted pursuant to this Agreement, there has been no amendment to or change in employee participation or coverage under, the Keystone Employee Plans that would increase materially the total expenses of maintaining the Keystone Employee Plans above the level of the expense incurred in respect thereof for the fiscal year of Keystone, or any Keystone Subsidiary, as applicable, ending immediately prior to the date hereof;

                    (v) Claims. There are no pending or, to the Knowledge of Keystone, threatened claims by or on behalf of any Keystone Employee Plan, or by or on behalf of any participants or beneficiaries of any Keystone Employee Plan, alleging any violation of ERISA or other applicable law, or alleging a violation of the terms of any such plan, and, to the knowledge of Keystone, (A) no Keystone Employee Plan is the subject of any pending or threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation or any other Governmental Authority, (B) there have been no non-exempt Prohibited Transactions with respect to any Keystone Employee Plan and (C) no Fiduciary has any liability for breach of fiduciary duty in connection with the administration or investment of the assets of any Keystone Employee Plan;

                    (vi) COBRA. Neither Keystone nor any ERISA Affiliate maintains, contributes to or has an obligation to contribute to, or has any liability or potential liability with respect to, any employee welfare benefit plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees other than in accordance with COBRA, and Keystone, each Keystone Subsidiary and each ERISA Affiliate have complied in all material respects with the provisions of COBRA;

                    (vii) Payments. All contributions (including all employer contributions and employee salary reduction contributions ) to any Keystone Employee Plan that are due have been made within the time periods prescribed by ERISA and the Code and all contributions not yet due to a Keystone Employee Plan have been accrued in accordance with past practice and custom of Keystone; and all premiums or other payments due for all periods ending on or before the Closing Date have been paid or properly accrued;

                    (viii) No Other Employee Plan Liability. Neither Keystone nor any Keystone Subsidiary has any material liability or material potential liability with respect to any Employee Plan that is not a Keystone Employee Plan; and

                    (ix) Documents. Keystone has made available to Acquiror true, correct and complete copies of the following documents relating to each Keystone Employee Plan: (i) all currently applicable plan documents, amendments, trust agreements, summary plan descriptions and summaries of material modifications; (ii) the most recent periodic accounting of plan assets (if any);
(iii) the three most recently filed annual reports on Form 5500 (including accompanying schedules), if such reports were required to be filed; and (iv) for each Keystone Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent Internal Revenue Service determination, opinion or notification letter.

          Section 3.14. Labor Relations.

               (a) Neither Keystone nor any of the Keystone Subsidiaries is a party to any collective bargaining agreement covering any of its employees.
Schedule 3.14 is a true, correct and complete list of all employment or severance agreements to which either Keystone or one or more of the Subsidiaries is, as of the date hereof, a party with respect to any employee or former employee whose base salary and cash bonus during the calendar year ended December 31, 2002 exceeded $150,000 and which may not be terminated at will, or by giving notice of 30 calendar days or less, without material cost or penalty.

               (b) Schedule 3.14 is a true, correct and complete list of all employees (herein referred to as "Key Employees") of Keystone and each Keystone Subsidiary entitled to receive annual compensation (base salary and cash bonus) in excess of $100,000 and their respective positions and compensation. Keystone has delivered or made available to Acquiror true, correct and complete copies of each such Contract listed on Schedule 3.14, as amended to date.

               (c) Except as set forth in Schedule 3.14, the execution of this Agreement by Keystone and the consummation of the Merger will not obligate Keystone or any Keystone Subsidiary to make any payments (severance or otherwise) to any employee of Keystone or the Keystone Subsidiaries pursuant to any Keystone Employee Plan or Contract or agreement to which Keystone or any Keystone Subsidiary is a party or is otherwise bound.

               (d) Except as set forth in Schedule 3.14, there are no disputes pending or, to Keystone's Knowledge, threatened between Keystone and any Keystone Subsidiary and any of their respective employees which would have a Material Adverse Effect on the Business, and to Keystone's Knowledge, there are no organizational efforts currently being made or threatened involving any of such employees. To the Knowledge of Keystone, no Key Employee has plans to terminate employment with Keystone or any Keystone Subsidiary.

          Section 3.15. Legal Compliance. Except with respect to: (i) matters set forth on Schedule 3.15; (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.16); and
(iii) matters with respect to Employee Plans (as to which certain representations and warranties are made pursuant to Section 3.13), Keystone and the Keystone Subsidiaries are in compliance with all laws, rules, regulations, ordinances, codes and statutes of Federal, state, local or foreign governments (and all agencies thereof) applicable thereto and all orders, writs, judgments and decrees which are expressly by their terms binding on Keystone or the Keystone Subsidiaries, except where such instances of non-compliance would not have a Material Adverse Effect on the Business.

          Section 3.16. Environmental Matters. (a) Keystone and the Keystone Subsidiaries have complied with and are in compliance with all Environmental Laws, and have obtained, maintained and complied with all licenses, franchises, authorizations and permits required under Environmental Laws, except where any such instance of non-compliance would not have a Material Adverse Effect on the Business, and (b) neither Keystone nor any of the Keystone Subsidiaries has any liability under any Environmental Law which would have a Material Adverse Effect on the Business. No written notices of any violation or alleged violation of or potential or actual liability under any Environmental Law relating to the operations or properties of Keystone or any of the Keystone Subsidiaries have been received by Keystone or by any of the Keystone Subsidiaries, except where any such instance of non-compliance or liability would not have a Material Adverse Effect on the Business. There are no outstanding writs, injunctions, decrees, orders or judgments which, expressly by their respective terms, are binding upon Keystone or any of the Keystone Subsidiaries, or any actions, suits, claims or proceedings pending against Keystone or any of the Keystone Subsidiaries or, to the knowledge of Keystone, overtly threatened against Keystone or any of the Keystone Subsidiaries, relating to compliance by Keystone or any of the Keystone Subsidiaries with or liability under any Environmental Law, except where any such instance of non-compliance would not have a Material Adverse Effect on the Business. None of Keystone, the Keystone Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, handled or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as would give rise to liability under Environmental Laws, except for such liability that would not have a Material Adverse Effect on the Business. None of Keystone or any of the Keystone Subsidiaries has assumed or undertaken any liability of any other Person relating to Environmental Laws, except for such liability that would not have a Material Adverse Effect on the Business. Keystone has provided to Acquiror true and correct copies of all material environmental reports, audits, assessments, and investigations, and any other material environmental documents, related to the past or present facilities, properties or operations of the Keystone, the Keystone Subsidiaries, or any of their respective predecessors, to the extent the foregoing are in the possession, custody, or control of Keystone or any of the Keystone Subsidiaries.

          Section 3.17.  Taxes. Except as otherwise disclosed in Schedule 3.17:

               (a) all material Federal, state, local and foreign Tax returns of Keystone and the Keystone Subsidiaries required to have been filed by Keystone or any of the Keystone Subsidiaries, taking into account valid extensions of the filing deadline ("Tax Returns"), have been duly and timely filed; and all such Tax Returns are true, correct and complete in all respects;

               (b) all Taxes owed by Keystone or any of the Keystone Subsidiaries have been timely and appropriately paid, except for amounts being contested in good faith by appropriate proceedings and adequately reserved on the Interim Balance Sheets, as adjusted for operations from the date of the Interim Balance Sheet to the Closing Date;

               (c) none of the Tax Returns for tax years for which the statute of limitations is still open have been audited or is being audited by any taxing authority;

               (d) to the Knowledge of Keystone, no assessment, audit or other proceeding involving a Tax Return by any taxing authority, court or other Governmental Authority is pending, and Keystone has not received any written notice of any intention on the part of any taxing authority to audit any Tax Return;

               (e) there are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due for any taxable period;

               (f) no consent to the application of Section 341(f)(2) of the Code (or any predecessor thereof) has been made or filed by or with respect to any of Keystone or any of the Keystone Subsidiaries or any of their assets and properties;

               (g) none of Keystone or any of the Keystone Subsidiaries is a party to any tax sharing agreement, arrangement or similar obligation;

               (h) neither Keystone nor any of the Keystone Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

               (i) neither Keystone nor any of the Keystone Subsidiaries will be required to include an amount in income after the Closing Date or will be required to forego an amount of deduction after the Closing Date under Section 481 of the Code (or any similar provision of state, local or foreign law) as a result of a change in accounting method (or similar act) occurring prior to the Closing Date;

               (j) neither Keystone nor any of the Keystone Subsidiaries either
(i) distributed the stock of a controlled corporation (as defined for purposes of Section 355 of the Code) or (ii) had its stock distributed by a controlling corporation in a transaction meant to comply with section 355 of the Internal Revenue Code during the preceding five years; and

               (k) none of Keystone or any of the Keystone Subsidiaries, from and after March 7, 1998, has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) other than an affiliated group of which Keystone was the common parent.

          Section 3.18.  Governmental Licenses, Permits and Authorizations.
Schedule 3.18 contains a true, correct and complete list of all licenses, franchises, registrations, authorizations and other permits of or with any Governmental Authority, which are held by Keystone or any of the Keystone Subsidiaries (the "Permits") which are material to the Business. All such Permits are, and at the Closing will be in full force and effect and there are no proceedings pending or, to the knowledge of Keystone, overtly threatened that seek the revocation, cancellation, suspension, non-renewal or adverse modification thereof, except to the extent such revocation, cancellation, suspension, non-renewal or adverse modification would not have a Material Adverse Effect on the Business. Such Permits constitute all of the licenses, franchises, authorizations and other permits from any Governmental Authority necessary to permit Keystone and the Keystone Subsidiaries to own, operate, use and maintain their assets substantially consistent with the manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of any such license, franchise, authorization or other permit would not have a Material Adverse Effect on the Business.

          Section 3.19. No Material Undisclosed Liabilities and Absence of Certain Changes.

               (a) Except as otherwise disclosed on Schedule 3.19(a), there are no liabilities of Keystone or any Keystone Subsidiary whether accrued, contingent, unliquidated, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

                    (i) liabilities provided for in the Interim Balance Sheet or disclosed in the notes thereto;

                    (ii) liabilities which would not be required to be provided for in an audited balance sheet or disclosed in the notes thereto that is prepared in accordance with GAAP;

                    (iii) liabilities disclosed on any Schedule to this Agreement; and

                    (iv) other undisclosed liabilities which, individually or in the aggregate, are not material to Keystone and the Keystone Subsidiaries, taken as a whole.

               (b) Except for leases for personal or real property entered into in the ordinary course of business, and except for instruments, arrangements or agreements referred to in this Agreement or disclosed in the Schedules hereto, Keystone has not issued any instruments, entered into any agreements, commitments or arrangements or incurred any obligations that would reasonably be expected to have the effect of providing Keystone with "off balance sheet" financing, including, without limitation, any sale-leaseback arrangements, "synthetic leases", "GIC"s, "Synthetic GIC"s, shared trust arrangements and "off balance sheet" debt.

               (c) Except as set forth in Schedule 3.19(c) or as otherwise contemplated or permitted by, or as a consequence of, this Agreement, since the Balance Sheet Date until the date of this Agreement, Keystone and each of the Keystone Subsidiaries has conducted the Business in the ordinary course and in a manner substantially consistent with past practice, and there has not been:

                    (i) any amendment to the Keystone Charter Documents or the articles or certificate of incorporation or bylaws of any of the Keystone Subsidiaries;

                    (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) on any class of capital stock of Keystone, or any redemption or repurchase by Keystone of shares of its capital stock;

                    (iii) any split, combination, reclassification, or other modification of the terms of the capital stock of Keystone or any of the Keystone Subsidiaries;

                    (iv) any sale, purchase, transfer, pledge or other disposition by Keystone or any of the Keystone Subsidiaries of any material portion of their respective assets or properties not in the ordinary course of business consistent with past practice or any damage, distribution or casualty loss exceeding $500,000 in the aggregate, not covered by insurance;

                    (v) any increase in the salary or other compensation payable to any of the employees or consultants (including its executive officers or directors) of Keystone or any of the Keystone Subsidiaries, or the payment or commitment to pay any bonus, or other additional salary or compensation to any of the employees or consultants of Keystone or any of the Keystone Subsidiaries, other than customary compensation increases awarded to its employees or consultants which have been awarded in the ordinary course of business consistent with past practice;

                    (vi) any issuance, sale, delivery or grant of any options, warrants, subscriptions or other rights for any class of capital stock of Keystone or any Keystone Subsidiary, or any securities convertible into or exchangeable or exercisable for share of any class of capital stock of Keystone or any Keystone Subsidiary;

                    (vii) any incurrence of any capital expenditure, obligation or other liability in connection therewith that is below, or in excess of, in any material respect, the amounts budgeted;

                    (viii) any acquisition by merger, consolidation or otherwise, or any agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

                    (ix) any discharge or satisfaction of any material Lien, material obligation or liability, other than current liabilities payable in the ordinary course of business consistent with past practice;

                    (x) any change by Keystone or any of the Keystone Subsidiaries in the cash management practices (it being understood that the use of cash to reduce Indebtedness will not result in a breach of this Agreement by Keystone), accounting methods, principles or practices utilized by Keystone or the Keystone Subsidiaries; or

                    (xi) any agreement or commitment entered into by Keystone or any of the Keystone Subsidiaries to do any act described in clauses (i) through (vi) above.

          Section 3.20. Insurance. Schedule 3.20 contains a copy of the declarations page for each policy of property, fire and casualty, product liability, workers' compensation, and other forms of insurance held by Keystone or any of the Keystone Subsidiaries (other than policies held in connection with a Keystone Employee Plan) as of the date hereof. True, correct and complete copies of such insurance policies have been made available to Acquiror. All premiums and other amounts due on such policies have been paid, and Keystone and the Keystone Subsidiaries have complied with the provisions of such policies, except insofar as non-payment or non-compliance would not have a Material Adverse Effect on the Business. Neither Keystone nor any Keystone Subsidiary has received notices of any pending or threatened terminations or premium increases with respect to any such policies except as set forth in Schedule 3.20.

          Section 3.21. Product Warranties. Except pursuant to Keystone's or any of the Keystone Subsidiary's standard merchandise return policies (a copy of which is attached in Schedule 3.21), which provide for the replacement or return for credit of defective or damaged products or other returns for credit at the request of the customer other than for the replacement or return for credit of defective or damaged products, there are no pending or, to the knowledge of Keystone, overtly threatened warranty claims, against Keystone or any of the Keystone Subsidiaries which would have a Material Adverse Effect on the Business.

          Section 3.22. Directors and Officers. Schedule 3.22 contains a true, correct and complete list of all current directors and officers of Keystone and each of the Keystone Subsidiaries.

          Section 3.23. Brokers' Fees. Except for the fees, costs and expenses payable to UBS Securities LLC or its Affiliates (which fees, costs and expenses shall be paid by as a Company Expense), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission, cost or expense, in connection with this Agreement or the Merger based upon arrangements made by Keystone or any of the Keystone Subsidiaries or their Affiliates.

          Section 3.24. Affiliate Transactions. Neither Keystone nor any Keystone Subsidiary is a party to any Contract or agreement with any of its directors, officers, shareholders, employees or Affiliates that was not negotiated on an arms'-length basis and entered into in the ordinary course of business.

          Section 3.25. Exclusivity of Representations and Warranties. The representations and warranties expressly made by Keystone in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties (including implied warranties of merchantability or fitness for a particular purpose), made to Acquiror, Merger Sub or any of their respective Affiliates by Keystone, any of the Keystone Subsidiaries or any of their respective Affiliates. Keystone hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Acquiror or Merger Sub, their Affiliates and their respective officers, directors, employees and Representatives of any documentation or other information. Without limiting the generality of the foregoing, Keystone is not making any representation or warranty with respect to the information (a) contained in any presentation made by or on behalf of Keystone, or (b) set forth in the Confidential Memorandum or any financial projection or forecast relating to Keystone or any of the Keystone Subsidiaries that may have been made available to Acquiror or Merger Sub, their Affiliates and their respective officers, directors, employees and Representatives.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

          Acquiror and Merger Sub, jointly and severally, represent and warrant to Keystone as follows:

          Section 4.1. Corporate Organization. Each of Acquiror and Merger Sub has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and each has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.

          Section 4.2. Due Authorization. Each of Acquiror and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations to be performed by it hereunder and to consummate the Merger. The execution and delivery by each of Acquiror and Merger Sub of this Agreement, the performance by each of Acquiror and Merger Sub of its obligations hereunder and the consummation by each of Acquiror and Merger Sub of the Merger have been duly and validly authorized and approved by the respective Boards of Directors of Acquiror and Merger Sub and approved by the shareholders of Merger Sub, and no other corporate proceeding or approval on the part of either Acquiror or Merger Sub is necessary to authorize this Agreement or the Merger on behalf of either Acquiror or Merger Sub. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          Section 4.3. No Conflict. Assuming (a) compliance with the applicable requirements of the HSR Act or any similar foreign law, rule or regulation, and (b) the due and proper filing of the Articles of Merger and a Docketing Statement with the Department of State of the Commonwealth of Pennsylvania, the execution and delivery of this Agreement by each of Acquiror and Merger Sub, the performance by each of Acquiror and Merger Sub of its obligations hereunder and the consummation by each of Acquiror and Merger Sub of the Merger do not and will not: (i) violate, or result in the breach of, (A) any applicable law, rule or regulation of any Governmental Authority, (B) the charter, bylaws or other organizational documents of either Acquiror or Merger Sub, (C) any agreement, indenture or other instrument to which either Acquiror or Merger Sub is a party or by which either Acquiror or Merger Sub is expressly bound, or (D) any order, judgment or decree which, expressly by its terms, is applicable to either Acquiror or Merger Sub; or (ii) constitute an event which, after notice or lapse of time or both, would result in any such violation or breach; except where the occurrence of any of the foregoing described in clauses
(i)(A), (i)(C) or (i)(D) would not have a material adverse effect on the ability of either Acquiror or Merger Sub to execute and deliver this

Agreement, perform its obligations hereunder and consummate the Merger on the Closing Date (including to pay the amounts required to be paid pursuant to Section 2.5).

          Section 4.4. Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, overtly threatened, against Acquiror or Merger Sub which, if determined adversely, would have a material adverse effect on the ability of either Acquiror or Merger Sub to enter into and perform its obligations under this Agreement, or to consummate the Merger on the Closing Date (including to pay the amounts required to be paid pursuant to Section 2.5). There is no unsatisfied judgment, order or decree or any open injunction binding upon either Acquiror or Merger Sub which would have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement, or to consummate the Merger on the Closing Date (including to pay the amounts required to be paid pursuant to Section 2.5).

          Section 4.5. Financial Ability. Attached hereto as Exhibit F are senior and subordinated debt financing commitment letters (the "Debt Commitment Letters") and an equity commitment letter (the "Equity Commitment Letter" and, together with the Debt Commitment Letter, the "Commitment Letters"). As of the date hereof, the Commitment Letters are in full force and effect and have not been amended. The funds to be received at Closing pursuant to the Commitment Letters will be sufficient to consummate the Merger and make the payments required pursuant to Section 2.5.

          Section 4.6. Accredited Investor Status; Access to Information. Acquiror and each of its equity holders is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. Acquiror has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the Merger. Acquiror acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Keystone and the Keystone Subsidiaries concerning the merits and risks of investing in Keystone and the Keystone Subsidiaries; (b) access to information about Keystone and the Keystone Subsidiaries, their respective results of operations, financial condition and cash flow, and the Business generally, in each case sufficient to enable Acquiror to evaluate whether to proceed with the execution and delivery of this Agreement and the consummation of the Merger; and (c) the opportunity to obtain such additional information that either Keystone or any of the Keystone Subsidiaries possesses, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the Merger. Neither such inquiries nor any other investigation conducted by or on behalf of Acquiror or its Representatives, nor any other provisions of this Section 4.6, shall modify, amend or affect Acquiror's right to rely on the representations and warranties made by Keystone in Article III of this Agreement.

          Section 4.7. Acknowledgement of No Other Representations. Acquiror and Merger Sub hereby acknowledge that: (a) the representations and warranties expressly made by Keystone in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties (including implied warranties of merchantability or fitness for a particular purpose), made to Acquiror, Merger Sub or any of their respective

Affiliates by Keystone, any of the Keystone Subsidiaries or any of their respective Affiliates; and (b) they are not relying upon any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Acquiror or Merger Sub, their Affiliates and their respective officers, directors, employees and Representatives of any documentation or other information. Without limiting the generality of the foregoing, Acquiror and Merger Sub hereby acknowledge that, except to the extent expressly set forth in this Agreement, Keystone is not making any representation or warranty with respect to the information (i) made available pursuant to any presentation made by or on behalf of Keystone or (ii) set forth in the Confidential Memorandum or any financial projection or forecast relating to Keystone or the Keystone Subsidiaries that may have been made available to Acquiror or Merger Sub, their Affiliates and their respective officers, directors, employees and Representatives.

                                   ARTICLE V
                             COVENANTS OF KEYSTONE

          Section 5.1. Conduct of Business. From the date hereof through the Closing, Keystone shall, and shall cause each of the Keystone Subsidiaries to, except as contemplated by this Agreement, or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, delayed or conditioned), conduct the Business in the ordinary course and substantially consistent with past practices. Keystone shall, and shall cause the Keystone Subsidiaries to, use reasonable commercial efforts to: (i) preserve intact the business organization of Keystone and the Keystone Subsidiaries, (ii) keep available the services of its and their officers, subject to terminations and departures occurring in the ordinary course of business, (iii) preserve in all material respects, the goodwill and the current relationships of Keystone and the Keystone Subsidiaries with customers, distributors, suppliers, licensors, licensees, and contractors and (iv) continue to make capital expenditures in accordance with the amounts budgeted. Without limiting the generality of the foregoing, except as required by applicable law, Keystone shall not, and Keystone shall cause each of the Keystone Subsidiaries not to, unless consented to by Acquiror in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or except as specifically contemplated by this
Agreement:

               (a) change or amend the Keystone Charter Documents or the articles or certificate of incorporation, bylaws or other organizational documents of any of the Keystone Subsidiaries, except for amendments which (i) will not impair the ability of Keystone to consummate the Merger or (ii) have an adverse effect on the Surviving Corporation or any of the Keystone Subsidiaries after the consummation of the Merger;

               (b) enter into, extend, materially modify, terminate or renew any Contract of a type required to be listed on Schedule 3.8(a) or Schedule 3.14, except in the ordinary course of business;

               (c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, except in the ordinary course of business consistent with past practice;

               (d) (i) grant any severance, termination pay or transaction bonuses (otherwise than pursuant to policies or agreements of Keystone or any of the Keystone

Subsidiaries in effect on the date hereof) which will become due and payable on or after the Closing Date, except in the ordinary course of business or pursuant to Keystone Employee Plans in effect on the date of this Agreement; (ii) make any material change in the key management structure of Keystone or any of the Keystone Subsidiaries, including the hiring of additional officers or the termination of existing officers, except in the ordinary course of business; or
(iii) adopt, enter into or amend in any material respect any Employee Plan;

               (e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof;

               (f) make any material loans or advances to any Person, except for
(i) advances to employees or officers of Keystone or any of the Keystone Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice; and (ii) any Employee Option Exercise Loans;

               (g) make any material income Tax election;

               (h) incur any indebtedness for borrowed money other than pursuant to the Funded Indebtedness;

               (i) change a corporate name or permit the use thereof by any other Person;

               (j) make any change in the cash management practices (except that Keystone and the Keystone Subsidiaries may use cash to reduce Indebtedness) or in the accounting principles or practices utilized by Keystone or the Keystone Subsidiaries;

               (k) make any amendment to Section 5 of the Transaction Bonus Plan; and

               (l) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1.

Notwithstanding anything contained in this Agreement to the contrary, Keystone shall not be required to make, and Acquiror and Merger Sub acknowledge that Keystone shall not make, any of its estimated Tax payments to any taxing authority that are required to be paid on or before September 30, 2003 (the "September Tax Payment").

          Section 5.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Keystone or any of the Keystone Subsidiaries by third parties that may be in Keystone's or any of the Keystone Subsidiaries' possession from time to time, Keystone shall, and shall cause the Keystone Subsidiaries to, afford to Acquiror, its Affiliates and employees, and the accountants, counsel, advisors and other representatives (collectively, "Representatives") of Acquiror, reasonable access, during normal business hours, in such manner as to not materially interfere with the normal operation of the Business, to all of their respective properties, assets, Contracts, liabilities, Tax Returns, records and appropriate officers and employees of Keystone and the Keystone Subsidiaries, and shall furnish Acquiror, its Affiliates, employees and Representatives with all financial and operating data and other information concerning the affairs of Keystone and the Keystone Subsidiaries as they may reasonably request. Any information received by Acquiror, its Affiliates, employees or Representatives from Keystone, any Keystone Subsidiary or any of their respective Affiliates, employees or Representatives shall be deemed to be Evaluation Material (as defined in the Confidentiality Agreement) for purposes of the Confidentiality Agreement.

          Section 5.3. HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, Keystone shall (and, to the extent required, shall cause its Affiliates to): (a) comply promptly with the notification and reporting requirements of the HSR Act and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act; and (b) make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign law. Keystone shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority.

          Section 5.4. Termination of Discussions; No Solicitations. Immediately after the execution of this Agreement, each of Holders Representative and Keystone shall terminate and cease, and shall direct its Affiliates, officers, directors, Representatives and agents (such Persons collectively shall be referred to as the "Keystone Group") to terminate and cease, all discussions and negotiations that may then be ongoing by any of them with respect to an Alternative Transaction. From the date hereof through the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, Keystone shall not, and shall not knowingly permit any member of the Keystone Group to, directly or indirectly, (i) solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Acquiror, Merger Sub or any of their respective Affiliates) concerning any Alternative Transaction. Keystone shall notify Acquiror within two Business Days if Keystone, UBS Securities LLC, Advent International Corporation, Littlejohn & Co., LLC, General Electric Capital Corporation, Robert vor Broker or Bryant Bynum receives a bona fide, written offer in respect of an Alternative Transaction; or (ii) enter into any agreement, arrangement or understanding requiring any of the Holder Representative, Keystone or any Keystone Subsidiaries to abandon, terminate or fail to consummate the transactions contemplated under this Agreement.

          Section 5.5. Update Information. Prior to the Closing, Keystone shall deliver to Acquiror written notice of any event or development that (a) constitutes or results in a breach by Keystone of, or a failure by Keystone to comply with, any agreement or covenant in this Agreement applicable to it; (b) constitutes or results in a Material Adverse Effect on the Business or (c) occurs after the date hereof which, if it had occurred prior to the date hereof, would have caused or constituted a breach of any of the representations or warranties of Keystone contained in this Agreement (including any Schedules). It is agreed that the furnishing of such corrected and supplemental information pursuant to the foregoing clause (c) shall be deemed to amend the Schedules for all purposes hereunder, and such amended Schedules shall be the definitive Schedules for all purposes hereunder including the satisfaction of the conditions to the obligations of each party hereto set forth in Article VIII hereof; provided, however, that any information provided or contained in such amended Schedules by Keystone would not either (i) have a material adverse effect on the ability of Keystone to perform its obligations hereunder and consummate the Merger, or (ii) result in the condition contained in Section 8.2(a) to not be satisfied.

          Section 5.6. Shareholder Approval. Keystone shall promptly call, and use its commercially reasonable efforts to promptly convene, a special meeting of its Shareholders (the "Keystone Shareholders' Meeting") on or before October 31, 2003 to vote on this Agreement and to obtain any approvals of its shareholders required in connection with the transactions contemplated by this Agreement, or, in lieu thereof, shall use its commercially reasonable efforts to obtain, on or before October 31, 2003, any such approval by the written consent of its Shareholders as provided in Section 1766 of the BCL. In connection with the Keystone Shareholders' Meeting or obtaining the written consent of the Shareholders, Keystone shall distribute to its shareholders a proxy statement including all such information with respect to this Agreement and the transactions contemplated hereby (the "Proxy Statement"), as shall be determined by the Board of Directors of Keystone (the "Board"). As soon as practicable following the execution of this Agreement, Keystone shall prepare a draft of the Proxy Statement and shall deliver a copy of such draft to Acquiror. Immediately following such delivery, Acquiror shall have three Business Days to provide Keystone its reasonable comments, if any, regarding portions of the Proxy Statement solely relating to "parachute payments" within the meaning of Section 280G of the Code and Keystone shall, in good faith, incorporate such reasonable comments. Keystone shall provide a copy of the Proxy Statement to Acquiror prior to its distribution to its Shareholders for approval of the Merger at the Keystone Shareholders' Meeting or by written consent, as the case may be. Keystone will endeavor to deliver to its Shareholders the Voting Agreement attached to Exhibit B and to obtain the execution of such Voting Agreement by its Shareholders prior to the Keystone Shareholders' Meeting. Approval of this Agreement by the Shareholders of Keystone shall not restrict the ability of the board of directors of Keystone thereafter to terminate this Agreement in accordance with Section 9.1 hereof or to cause Keystone to enter into an amendment to this Agreement pursuant to Section 12.10 hereof to the extent permitted under the BCL.

          Section 5.7. Financial Information; Financing. (a) No later than September 30, 2003, Keystone shall furnish to Acquiror copies of such financial statements and other financial information (including pro forma financial information), in a form meeting the requirements of Regulation S-X under the Securities Act, which would be required to be filed with the United States Securities and Exchange Commission in a registration statement relating to a registered offering of debt securities issued in connection with the Merger;

               (b) Keystone shall use commercially reasonable efforts to cause the Auditor to take such actions as Acquiror may reasonably request in connection with Acquiror's financing, including, without limitation, to (i) obtain the consent of the Auditor to the use of its report on the audited financial statements, (ii) deliver a "comfort letter" in a form meeting the requirements of SAS 72 or such other form as may be reasonably requested by Acquiror, (iii) perform a SAS 100 review of the Interim Financial Statements and any additional interim financial statements which may be required or desirable,
(iv) participate, at Acquiror's request, in the preparation of any registration statement, prospectus or offering memorandum that includes, or incorporates by reference, the foregoing financial information, and (v) furnish to the Auditor, as promptly as practicable, any additional financial statements (including with respect to subsequent periods) reasonably requested by the Auditor and, with respect to the Financial

Statements for any fiscal year, together with the Auditor's report thereon in the customary form of the Auditor;

               (c) Keystone agrees to cause the Keystone Subsidiaries, and to use its commercially reasonable efforts to cause its and their respective officers, employees and advisors to, take all actions and provide all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with the Closing Date in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of Keystone with respect to solvency matters, and legal opinions as may be reasonably requested by Acquiror, and taking such other actions as are reasonably required to be taken by Keystone; and

               (d) Keystone acknowledges that Acquiror will use and disclose the Financial Statements and other financial information pertaining to Keystone in the course of the financing described in Section 4.5 and consents to such use and disclosure.

                                   ARTICLE VI
                             COVENANTS OF ACQUIROR

          Section 6.1.   HSR Act and Foreign Antitrust Approvals.

               (a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to): (i) comply promptly with the notification and reporting requirements of the HSR Act, including paying all fees associated with any filing under or pursuant to the HSR Act that is required in connection with this Agreement and the Merger, and use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and (ii) make such other filings and pay all fees associated with any such filings, with any foreign Governmental Authorities as may be required under any applicable similar foreign law. Acquiror shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authorities.

               (b) Acquiror shall exercise commercially reasonable efforts to prevent the entry in any action brought by an Antitrust Authority or any other Person of any Governmental Authority order which would prohibit, make unlawful or delay the consummation of the Merger.

               (c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement; provided, that Acquiror shall not be required to prefer or consent to a Governmental Authority order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of Keystone, or any other assets or lines of business of Acquiror.

          Section 6.2.   Indemnification and Insurance.

               (a) From and after the Effective Time of the Merger, Acquiror shall cause the Surviving Corporation to continue to indemnify and hold harmless each present and former director and officer of Keystone or any of the Keystone Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time of the Merger (other than any such claim, action, suit, proceeding or investigation against any member of the Board of Directors who are employees of any of Littlejohn & Co., LLC, Advent International Corporation and GE Commercial Finance arising out of or pertaining to the Merger to the extent that the Surviving Corporation does not receive payment in respect of any damages or liabilities arising from such claim, action, suit, proceeding or investigation under any directors' and officers' liability insurance policy maintained by the Surviving Corporation and covering any such Person so long as the Surviving Corporation timely submits to the underwriter of such insurance policy a claim with respect thereto and thereafter diligently pursues such claim, whether asserted or claimed prior to, at or after the Effective Time of the Merger, to the fullest extent that Keystone or any of the Keystone Subsidiaries, as the case may be, would have been permitted under applicable law and the Keystone Charter Documents in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law), provided, however, the person to whom such expenses are advanced provides an unsecured undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification; provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under applicable law or the Keystone Charter Documents shall be made by independent counsel selected by the Surviving Corporation and reasonably acceptable to Holder Representative.

               (b) For six years from the Effective Time of the Merger, Acquiror shall cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those Persons who are currently covered by Keystone's directors' and officers' liability insurance in their capacities as directors and officers to the same extent as such directors and officers are currently covered; provided, however, if the aggregate annual premiums for such insurance exceed two hundred percent of the per annum rate of premiums currently paid by Keystone for such insurance, then the Surviving Corporation shall provide the maximum coverage that shall then be available at an annual premium equal to two hundred percent of such rate. Keystone represents and warrants to Acquiror that the total amount of the current prepaid premium for directors' and officers' liability insurance for the coverage period commencing on April, 2003 and ending on April 1, 2004 is approximately $75,000.

               (c) In the event the Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Acquiror or the

Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 6.2.

          Section 6.3. Confidentiality of Evaluation Material. Acquiror hereby confirms its obligations under the Confidentiality Agreement to use and disclose Evaluation Material only in accordance with the terms and conditions thereof, and further agrees that all information received by Acquiror, its Affiliates, employees and Representatives, pursuant to Section 5.2, shall be deemed Evaluation Material for purposes of the Confidentiality Agreement. Notwithstanding the foregoing, Keystone hereby consents to the disclosure of Evaluation Material by Acquiror solely to the extent necessary to make filings with Governmental Authorities or otherwise obtain the consent or approval of a Governmental Authority that is necessary to be made or obtained in order to consummate the Merger or to obtain financing to consummate the transactions contemplated hereby.

          Section 6.4. Preservation of Books and Records. Each of Acquiror and Merger Sub agrees that each of Acquiror and the Surviving Corporation shall preserve and keep, or cause to be preserved and kept, all material, original books and records in respect of the Business in the possession of Acquiror, the Surviving Corporation or their respective Affiliates for a period of six years after the Closing Date (the "Record Retention Period"). Holder Representative or its Representatives, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records. Acquiror and the Surviving Corporation shall provide Holder Representative and its Representatives with, or cause to be provided to Holder Representative and its Representatives, such original books and records of the Business as Holder Representative shall reasonably request in connection with any action to which Holder Representative or any Shareholder is a party or in connection with the requirements of any law applicable to Holder Representative or any Shareholder. After the Record Retention Period, before Acquiror, the Surviving Corporation or any of their respective Affiliates shall dispose of any of such books and records, Acquiror or the Surviving Corporation shall give at least 45 calendar days' prior written notice of such intention to dispose to Holder Representative, and Holder Representative shall be given an opportunity to remove and retain all or any part of such books and records as Holder Representative may elect.

          Section 6.5. Commitment Letters. Acquiror will not terminate, amend or otherwise modify in any manner adverse to Acquiror any of the Commitment Letters without the written consent of Keystone, which consent shall not be unreasonably withheld.

                                  ARTICLE VII
                 COVENANTS APPLICABLE TO KEYSTONE AND ACQUIROR

          Section 7.1. Consents and Approvals. Acquiror and Keystone shall each (and shall each cause its Affiliates to): (a) in addition to complying with their respective obligations under Sections 5.3 and 6.1 with respect to Antitrust Authorities, including obtaining the termination of the waiting period under the HSR Act, use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary in order to obtain, as promptly as practicable, all consents and approvals required to be obtained from any Governmental Authority in order to execute and deliver this Agreement and consummate the Merger in accordance with the terms and conditions of this Agreement; and (b) use commercially reasonable efforts to obtain all consents referred to on Schedule 3.6, and approvals of Persons (other than Governmental Authorities) that any of Acquiror, Keystone, or their respective Affiliates are required to obtain in order to execute and deliver this Agreement and consummate the Merger in accordance with the terms and conditions of this Agreement.

          Section 7.2. Level of Efforts. Between the date of this Agreement and the Closing Date, each party shall (a) use its commercially reasonable efforts to cause the conditions applicable to it as set forth in Article VIII to be satisfied, (b) use commercially reasonable efforts to take all action necessary to render true and correct as of the Closing its respective representations and warranties contained in this Agreement, (c) refrain from taking any action that would knowingly render any such representation or warranty untrue or incorrect as of such time and (d) perform or cause to be satisfied each agreement or covenant to be performed or satisfied by it.

                                  ARTICLE VIII
                            CONDITIONS TO OBLIGATIONS

          Section 8.1. Conditions to Obligations of Acquiror, Merger Sub and Keystone. The obligations of Acquiror, Merger Sub and Keystone to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

               (a) the Shareholders of Keystone shall have taken all necessary action to duly authorize, approve and adopt this Agreement and the transactions contemplated hereby in accordance with the BCL;

               (b) all waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, and all waiting periods, consents or approvals under any other laws, rules or regulations applicable to the Merger and administered by any Antitrust Authority shall have expired, been terminated or been obtained, as applicable;

               (c) all other necessary permits, approvals, clearances, and consents of Governmental Authorities required to be procured by Acquiror, Merger Sub or Keystone in connection with the Merger, the failure of which to obtain would have a material adverse effect on the ability of Keystone of the Acquiror to complete the Merger or a Material Adverse Effect on the Business, shall have been procured by Acquiror, Merger Sub or Keystone, as applicable;

               (d) there shall not be in force any order or decree, statute, rule, regulation, stay, judgment or injunction restraining, enjoining, prohibiting or making illegal the consummation of the Merger; and

               (e) the Holder Representative, the Company and certain Shareholders shall have entered into the Holder Representative Agreement.

          Section 8.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

               (a) except where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Business and except for changes contemplated or permitted by this Agreement, the representations and warranties of Keystone contained in this Agreement (without giving effect to any "material", "materiality," or Material Adverse Effect on the Business qualification contained in such representations and warranties) shall be true and correct as of the date hereof and as if made anew, after giving effect to any changes to the Schedules permitted by Section 5.5 hereof, immediately prior to the Closing; provided, however, representations and warranties made as of a particular date need only be true and correct as of the particular date referenced therein; and

               (b) each of the covenants and agreements of Keystone contained in this Agreement to be performed by Keystone as of or prior to the Closing shall have been performed in all material respects;

               (c) Keystone shall have delivered the documents, agreements and instruments required to be delivered by it pursuant to Section 2.4;

               (d) Keystone shall have obtained the consent of the holders of the requisite percentage of the Common Shares and the Preferred Shares, each voting as separate classes of securities, to terminate the Shareholders' Agreement and the Registration Rights Agreement, in each case as of the Effective Time of the Merger;

               (e) Keystone shall have cancelled all of the Outstanding Options that have not been exercised by the holders thereof;

               (f) Keystone shall have caused the Management Agreement to terminate effective as of the Effective Time of the Merger; and

               (g) Acquiror shall have received an opinion of Pepper Hamilton LLP, counsel for Keystone, dated the Closing Date, addressed to Acquiror (and authorizing reliance by the lenders under the Debt Commitment Letter) in form and substance reasonably satisfactory to Acquiror and its counsel, which shall be limited to the opinions set forth on Exhibit G.

               (h) Holder Representative shall have executed and delivered the Holder Representative Agreement, and such Holder Representative Agreement shall be in full force and effect;

               (i) Acquiror shall have obtained at least $275,000,000 of cash proceeds from the financing transactions sufficient to consummate the transactions on terms and conditions no less favorable in the aggregate to Acquiror than those term and conditions set forth in the term sheets attached to the Debt Commitment Letters;

               (j) Acquiror shall have received fully executed UCC-3 termination statements and other termination, pay-offs and/or releases, or, at Acquiror's option, assignments, necessary to terminate, release or assign, as the case may be, all Liens set forth on Schedule 8.2.(j), and payoff letters with respect to all outstanding Funded Indebtedness of Keystone and the Keystone Subsidiaries;

               (k) since December 31, 2002, there shall not have occurred any fact, event, or circumstance that has had a Material Adverse Effect on the Business; and

               (l) the Dissenting Common Shares, if any, shall not include greater than 5% of the Outstanding Common Shares, the Dissenting Preferred Shares, if any, shall not include greater than 5% of the Outstanding Preferred Shares, and the Dissenting Shares, if any, shall not include greater than 5% of the sum of the Outstanding Common Shares, plus the Outstanding Preferred Shares.

          Section 8.3. Conditions to the Obligations of Keystone. The obligation of Keystone to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Keystone:

               (a) except where the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of either Acquiror or Merger Sub to perform its obligations hereunder and consummate the Merger on the Closing Date (including to pay the amounts required to be paid pursuant to Section 2.5) and except for changes contemplated or permitted by this Agreement, the representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as if made anew immediately prior to the Closing; provided, however, representations and warranties made as of a particular date need only be true and correct as of the particular date referenced therein;

               (b) each of the covenants and agreements of Acquiror and Merger Sub contained in this Agreement to be performed by Acquiror or Merger Sub as of or prior to the Closing shall have been performed in all material respects; and

               (c) Acquiror and Merger sub shall have delivered the documents, agreements and instruments required to be delivered by it pursuant to Section 2.4.

                                   ARTICLE IX
                                   TERMINATION

          Section 9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

               (a) by mutual written consent of the Acquiror and Keystone authorized by their respective boards of directors (or similar governing body), at any time prior to the Closing.

               (b) prior to the Closing, by written notice to Keystone from Acquiror, authorized by the board of directors (or similar governing body) of Acquiror, if: (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Keystone set forth in this Agreement, such that the condition specified in Section 8.2(a) or Section 8.2(b)

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

hereof would not be satisfied at the Closing (a "Terminating Keystone Breach"), except that, if such Terminating Keystone Breach is curable by Keystone, then, for a period of twenty Business Days, for so long as Keystone continues to use its commercially reasonable efforts to cure such Terminating Keystone Breach (the "Keystone Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Keystone Breach is not cured within the Keystone Cure Period; provided however, that if such Terminating Keystone Breach occurs on or after the Pricing Date, if such Terminating Keystone Breach is curable by Keystone, then termination shall become effective only if the Terminating Keystone Breach is not cured within two Business Days; and provided, further, that if such Terminating Keystone Breach occurs on or after the Road Show Commencement Date but prior to the Pricing Date, if such Terminating Keystone Breach is curable by Keystone, then termination shall become effective only if the Terminating Keystone Breach is not cured within seven Business Days; (ii) the Agreement shall fail to receive the requisite votes for approval and adoption of the shareholders of Keystone; or (iii) the Closing has not occurred on or before December 15, 2003 (the "Final Termination Date"), provided, however, in the event that as of the Final Termination Date all of the conditions in Sections 8.1 and 8.2 have been satisfied or waived except for the condition set forth in Section 8.1(d), the Final Termination Date shall be extended for a period of thirty Business Days, after which this Agreement may be terminated by Acquiror in accordance with this clause (iii).

               (c) prior to the Closing, by written notice to Acquiror from Keystone, authorized by its board of directors, if: (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the condition specified in Section 8.3(a) or Section 8.3(b) hereof would not be satisfied at the Closing (a "Terminating Acquiror Breach"), except that, if such Terminating Acquiror Breach is curable by Acquiror, then, for a period of up to twenty Business Days, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the "Acquiror Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; and (ii) the Closing has not occurred on or before the Final Termination Date, provided, however, in the event that as of the Termination Date all of the conditions in Sections 8.1 and 8.3 have been satisfied or waived except for the condition set forth in Section 8.1(d), the Final Termination Date shall be extended for a period of thirty Business Days, after which this Agreement may be terminated by Keystone in accordance with this clause (ii).

          Section 9.2. Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its Affiliates, officers, directors, shareholders or Representatives, other than liability of Keystone, Acquiror or Merger Sub, as the case may be, for (i) fraud, (ii) willful or intentional breach of any representation or warranty or (iii) any breach of its covenants and agreements under this Agreement occurring prior to such termination; provided that the parties hereto acknowledge that it is intention of the parties hereto that no party shall have any remedy or right to recover for any losses, damages, costs or expenses whatsoever resulting from any breach of any representation or warranty contained in this Agreement; provided, however, nothing herein shall be deemed to (i) waive any rights of specific performance of this Agreement available to a party by reason of any intentional breach by the other party of this Agreement, or (ii) relieve any party of any liability in the event that this Agreement is terminated pursuant to Section 9.1(b)(ii) by reason of Keystone's breach of any of its obligations under this Agreement with respect to the obtaining of the requisite Shareholder votes for approval and adopting of the Merger. The provisions of Sections 6.3 and 12.6, 12.11 and Article IX, hereof shall survive any termination of this Agreement.

                                    ARTICLE X
                                 INDEMNIFICATION

          Section 10.1. Indemnification by Holder Representative. Holder Representative agrees that, from and after the Closing, subject to the provisions of Sections 10.2, 10.5, 10.6 and 10.7, it will indemnify and hold harmless Acquiror and the Surviving Corporation, their respective Affiliates, and persons serving as officers or directors thereof, and each of such parties' respective successors, executors, administrators, estates, heirs and permitted assigns (individually, an "Acquiror Indemnified Party" and, collectively, the "Acquiror Indemnified Parties"), from and against any claims, litigation, investigations, proceedings, damages, liabilities, losses, Taxes, fines, interest, penalties, costs and expenses, including reasonable fees and disbursements of experts, consultants and other Representatives in connection with any investigation, defense, prosecution or settlement of any matter as to which indemnification is sought (collectively, "Losses"), which may be sustained or suffered by any of them arising out of or based upon (a) any breach by Keystone of any of its representations or warranties contained in this Agreement, (b) any breach by Keystone of any of its covenants or agreements contained in this Agreement, (c) any claim, action or proceeding asserted or instituted by a Person other than an Acquiror Indemnified Party arising out of any matter or thing constituting a breach of such representations, warranties or covenants, (d) the amount of any Funded Indebtedness in excess of the amount of Funded Indebtedness set forth on the pay-off statements received from the Debt Payoff Recipients, (e) the amount of Company Expenses in excess of the amount of Company Expenses set forth on the Company Expense Statement, and (f) any failure to pay any Transaction Bonus Amount to any Transaction Bonus Recipient.

          Section 10.2. Certain Provisions Applicable to Indemnification by Holder Representative. The right of any Acquiror Indemnified Party to indemnification for Losses shall be subject to the provisions set forth in subsections (a) through (h) below.

               (a) The liability of Holder Representative to indemnify for Losses and to pay any Adjustment Amount pursuant to Section 2.7 (including expenses incurred in connection therewith), in the aggregate, shall not exceed an amount equal to the Indemnity Escrow Amount (the "Cap").

               (b) Holder Representative shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party, unless the cumulative amount of all Losses suffered in the aggregate by any or all of the Acquiror Indemnified Parties exceeds $4,000,000 (the "Threshold Amount"), whereupon only the amount of all such Losses exceeding the Threshold Amount shall be recoverable by the Acquiror Indemnified Parties to the extent otherwise entitled to indemnification pursuant to this Agreement; provided, that, such Threshold Amount limitation shall not apply to any Losses relating to (i) a breach of the representations and warranties contained in Sections 3.17 and 3.23, (ii) a breach by Keystone of any of its covenants or agreements contained in this Agreement, and (iii) the determination of the amounts to which an Acquiror Indemnified Party is entitled to indemnification under Sections 10.1 (d) and (e). The determination of whether a Loss has been sustained or suffered arising out of or based upon the breach of any representation and warranty of Keystone in Article III, for purposes of
Section 10.1(a) shall be made without giving effect to any "material," "materially," or "Material Adverse Effect on the Business" qualification contained in any such representation and warranty.

               (c) Holder Representative shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party with respect to Losses which are asserted after 5:00 p.m., New York City time, on October 30, 2004 (the "Expiration Time"); provided that if on or prior to the Expiration Time a specific state of facts giving rise to a Loss shall have become known to any Acquiror Indemnified Party and Holder Representative shall have received written notice of such specific facts from an Acquiror Indemnified Party prior to the Expiration Time (an "Acquiror Noticed Loss"), then the right to indemnification from Holder Representative in favor of any Acquiror Indemnified Party, solely with respect to any such Acquiror Noticed Loss, shall remain in effect, subject to the other terms and conditions of indemnification set forth in this Agreement, but without regard to when such matter shall be finally determined.

               (d) Notwithstanding anything herein to the contrary, Holder Representative shall not be obligated to indemnify an Acquiror Indemnified Party with respect to, and shall not otherwise be liable for, any Losses resulting from matters as to which Holder Representative can demonstrate that Acquiror or its counsel or its other Representatives had actual knowledge at or prior to the Closing (which, for purposes of this sentence, shall be deemed to include knowledge of all matters disclosed in the Schedules to this Agreement).

               (e) Indemnification of an Acquiror Indemnified Party by Holder Representative shall be limited to the amount of any liability or damage that remains after deducting therefrom any Tax Benefit actually received by such Acquiror Indemnified Party, (assuming that the deductions relating to such Tax Benefit is the last item of deduction used by such Acquiror Indemnified Party). The Acquiror Indemnified Party shall use all commercially reasonable efforts to seek all deductions available to it in order to actually receive a Tax Benefit.

               (f) Notwithstanding anything to the contrary contained in this Agreement, (i) Holder Representative shall have no liability to indemnify any Acquiror Indemnified Party for (A) any Losses to the extent that such Losses result from or arise out of actions taken by Acquiror, the Surviving Corporation, any Keystone Subsidiary or any of their respective Affiliates after the Closing Date (including the filing of amended Tax Returns affecting any pre-Closing Tax period without the prior written consent of Holder Representative which shall not be unreasonably withheld), or (B) any consequential, punitive, exemplary, incidental or special damages, or any diminution in value, and (ii) in no event shall any such Losses, damages or diminution in value be included in the determination of whether the Threshold Amount has been reached.

               (g) Acquiror shall take, and shall cause the Surviving Corporation (and the Keystone Subsidiaries) to take, all commercially reasonable steps to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses;

provided, however, the amount of any reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel and others) incurred by Acquiror or the Surviving Corporation directly to so mitigate the Losses shall be added to the amount of Losses for which indemnification may be sought under this Article X.

               (h) None of the Acquiror Indemnified Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Acquiror Indemnified Party had already recovered Losses with respect to the same matter pursuant to other provisions of this Agreement. Without limiting the generality of the foregoing, the operation of Section 2.7 is an exclusive remedy in respect of the assets and liabilities and related items taken into account in connection with the determination of the Closing Date Net Working Capital, and no Acquiror Indemnified Party shall be entitled to any additional recourse in respect thereof, whether arising from a breach of a representation or warranty or otherwise.

          Section 10.3. Indemnification by Acquiror and Merger Sub. Each of Acquiror and Merger Sub agrees that, from and after the Closing, subject to the provisions of Sections 10.4, 10.5, 10.6 and 10.7, Acquiror and the Surviving Corporation (as the successor to Merger Sub), jointly and severally, will indemnify and hold harmless the Shareholders, their respective Affiliates, and persons serving as officers or directors thereof, and each of such parties' respective successors, executors, administrators, estates, heirs and permitted assigns (individually, a "Shareholder Indemnified Party" and, collectively, the "Shareholder Indemnified Parties"), from and against any Losses, which may be sustained or suffered by any of them arising out of or based upon (a) any breach by Acquiror or Merger Sub of any of its representations or warranties contained in this Agreement, (b) any breach by Acquiror or Merger Sub of any of its covenants or agreements contained in this Agreement, (c) the operation of business of the Surviving Corporation, any Keystone Subsidiary or any of their respective Affiliates after the Closing, or (d) any claim, action or proceeding asserted or instituted by a Person other than a Shareholder Indemnified Party arising out of any matter or thing constituting a breach of such representations, warranties or covenants.

          Section 10.4. Certain Provisions Applicable to Indemnification by Acquiror. The right of any Shareholder Indemnified Party to indemnification for Losses shall be subject to the provisions of subsections (a) through (g) below.

               (a) The aggregate liability of the Acquiror and the Surviving Corporation to indemnify for Losses shall not exceed the Cap.

               (b) Neither the Acquiror nor the Surviving Corporation shall be required to indemnify, defend or hold harmless any Shareholder Indemnified Party, unless the cumulative amount of all Losses suffered in the aggregate by any and all of the Shareholder Indemnified Parties exceeds the Threshold Amount, whereupon only the amount of all such Losses exceeding the Threshold Amount shall be recoverable by the Shareholder Indemnified Parties to the extent otherwise entitled to indemnification pursuant to this Agreement; provided that, such Threshold Amount limitation shall not apply to any Losses relating to (i) any breach of the representation and warranties contained in Sections 4.1, 4.2 and 4.6, (ii) a breach by Acquiror or Merger Sub of any of its covenants and agreements contained in this Agreement, or (iii) the determination of the

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

amounts to which a Shareholder Indemnified Party is entitled to indemnification under Section 10.3(c).

               (c) Neither Acquiror nor the Surviving Corporation shall be required to indemnify, defend or hold harmless any Shareholder Indemnified Party with respect to Losses which are asserted after the Expiration Time; provided that if on or prior to the Expiration Time a specific state of facts giving rise to a Loss shall have become known to any Shareholder Indemnified Party and the Acquiror shall have received written notice of such specific facts from a Shareholder Indemnified Party prior to the Expiration Time (a "Shareholder Noticed Loss"), then the right to indemnification from the both the Acquiror and the Surviving Corporation in favor of any Shareholder Indemnified Party, solely with respect to any such Shareholder Noticed Loss, shall remain in effect, subject to the other terms and conditions of indemnification set forth in this Agreement, but without regard to when such matter shall be finally determined.

               (d) Indemnification of a Shareholder Indemnified Party by either Acquiror or the Surviving Corporation shall be limited to the amount of any liability or damage that remains after deducting therefrom any Tax Benefit actually received by such Shareholder Indemnified Party (assuming that the deduction relating to such Tax Benefit is the last item of deduction used by such Shareholder Indemnified Party). The Shareholder Indemnified Party shall use all commercially reasonable efforts to seek all deductions available to it in order to actually receive a Tax Benefit.

               (e) Shareholder Indemnified Party shall take all commercially reasonable steps to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses; provided, however, the amount of any reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel and others) incurred by such Shareholder Indemnified Party directly to so mitigate the Losses shall be added to the amount of Losses for which indemnification may be sought under this
Article X.

               (f) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Acquiror nor the Surviving Corporation shall have any liability to indemnify any Shareholder Indemnified Party for any consequential, punitive, exemplary, incidental or special damages, or any diminution in value, and (ii) in no event shall any such Losses, damages or diminution in value be included in the determination of whether the Threshold Amount has been reached.

               (g) None of the Shareholder Indemnified Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Shareholder Indemnified Party had already recovered Losses with respect to the same matter pursuant to other provisions of this Agreement.

          Section 10.5. Notice; and Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party also shall give written notice thereof to the indemnifying party as promptly as practicable after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that the indemnifying party is prejudiced by the failure or delay in giving such notice. Such notice shall summarize in reasonable detail the bases for the claim for indemnification and any claim or liability being asserted by a third party. After receiving such notice, the indemnifying party shall have the right to assume, conduct and control the defense of, and compromise or settle such claim, at its own cost and expense, by giving written notice (the "Defense Notice") to the indemnified party of its intention to do so within ten Business Days after receipt of the notice of claim; provided, that the indemnified party may retain control over the defense of any claims (i) for an injunction or other equitable relief or
(ii) that could reasonably be expected, when aggregated with all other unresolved Acquiror Noticed Losses, to exceed the Indemnity Escrow Amount at the time of such claim. The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (such selection to be subject to the consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned) as long as the indemnifying party is conducting a good faith and reasonably diligent defense. To the extent that the indemnifying party is controlling the defense of any claim, the indemnifying party shall not compromise or settle such claim or liability without the consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned, unless (x) the compromise or settlement solely involves a claim for monetary damages, (y) the amount to be paid pursuant to such compromise or settlement, when aggregated with all other unresolved Acquiror Noticed Losses, does not exceed the amount remaining in the Indemnity Escrow Account, and (z) the settlement or compromise contains an unconditional release of the indemnified party as to the claims settled or compromised. The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnified party if, in the reasonable opinion of such indemnified party's counsel, a conflict or potential conflict exists between the indemnified party and the indemnifying party. If no Defense Notice is given by the indemnifying party, or if such good faith and reasonably diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), provided in no event shall the indemnified party compromise or settle such claim or liability without the consent of the indemnifying party, which consent shall not be unreasonably withheld, delayed or conditioned. The indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. Without limiting the generality of the foregoing, and without any further cost or expense, the Surviving Corporation shall make available and shall direct the employees of the Surviving Corporation, to fully cooperate with Holder Representative and its Representatives in connection with any investigation, defense, prosecution or settlement of any matter as to which indemnification is sought by the Acquiror or the Surviving Corporation.

          Section 10.6. Sole Remedy; Limited Recourse; and Release. Notwithstanding anything contained in this Agreement to the contrary, after the
Closing: (a) the provisions contained in this Article X shall be the sole and exclusive remedy of the Acquiror Indemnified Parties and the Shareholder Indemnified Parties (except with respect to any equitable remedy to which any such party may be entitled and except for any remedy to which any such party may be entitled on account of fraud), and any of their respective Affiliates, successors or permitted assigns, with respect to any and all matters relating to Keystone and any of the Keystone Subsidiaries, the Common Shares, the Preferred Shares, the Outstanding Options, this Agreement, the Merger any of the agreements, documents and instruments executed and delivered in connection herewith and therewith, and the transactions contemplated hereby and thereby (collectively, the "Covered Matters"); and (b) except as expressly set forth in this Article X, each of the Acquiror, and the Surviving Corporation hereby waives any and all rights and claims that it may have with respect to any of the Covered Matters, including any and all claims and rights for breach, misrepresentation (including negligent misrepresentation), contribution, indemnity or other rights of recovery and all other rights and claims for breach of duty. Without limiting the generality of the foregoing, Acquiror and the Surviving Corporation hereby acknowledge that the indemnification provided by Holder Representative pursuant to Section 10.1 above shall be non-recourse to the assets of Holder Representative or the Shareholders and that the only monies from which any Acquiror Indemnified Party may seek to pursue indemnification for Losses arising out of or in connection with, or otherwise related to, the Covered Matters, is the Indemnity Escrow Account. Accordingly, each of Acquiror and the Surviving Corporation, for itself and each of the other Acquiror Indemnified Parties (collectively, the "Releasing Parties"), effective as of the Closing, hereby remises, releases and forever discharges (a) each of the Shareholders and their respective Affiliates and employees, and each of their respective successors, executors, administrators, estates, heirs and permitted assigns, and (b) except as expressly set forth in
Section 10.1 above, the Holder Representative (or any successor Holder Representative), and any such Person's Affiliates and employees, and their respective successors and permitted assigns, in each case from and against any Losses which any of the Releasing Parties may sustain or suffer arising out of or in connection with, or otherwise related to, the Covered Matters.

          Section 10.7. Characterization of Indemnity Payments. Any payment made pursuant to or in connection with this Article X shall be deemed to be an adjustment to the Merger Consideration.

                                   ARTICLE XI
                              HOLDER REPRESENTATIVE

          Section 11.1. Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Shares and Preferred Shares, and the Transaction Bonus Recipients, for certain limited purposes as specified herein. The parties have designated LAGE LLC as the initial Holder Representative, and approval of this Agreement by the holders of a majority of the Outstanding Common Shares and the holders of a majority of the Outstanding Preferred Shares shall constitute ratification and approval of such designation. Holder Representative may resign at any time, and Holder Representative may be removed by the vote of Persons which collectively owned more than 50% of the Outstanding Preferred Shares ("Majority Holders"). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. Any such new Holder Representative must be either a Shareholder or an Affiliate of a Shareholder.

          Section 11.2. Authority and Rights of Holder Representative; and Limitations on Liability. Holder Representative shall have such powers and authority as are necessary to carry out all of the functions assigned to it under this Agreement; provided, however, that Holder Representative will have no obligation to act on behalf of the holders of Common Shares or Preferred Shares, or the Transaction Bonus Recipients, except as expressly provided herein or in the Holder Representative Agreement. Without limiting the generality of the foregoing, Holder Representative, on behalf of the holders of Common Shares and Preferred Shares and the Transaction Bonus Recipients, shall have full power, authority and discretion (a) to determine the Adjustment Amount and the amount of any expenses incurred pursuant to Section 2.7 hereof, (b) to determine the amounts of Company Expenses, (c) to investigate, defend, prosecute or settle any matter as to which indemnification is sought by an Acquiror Indemnified Party,
(d) to provide notices and instructions to the Escrow Agent and otherwise act in its capacity as Holder Representative under the Escrow Agreement and (e) to authorize disbursement of funds from each of the Working Capital Escrow Account and Indemnity Escrow Account in accordance with Section 11.3 below. Acquiror, Merger Sub and the Surviving Corporation may conclusively rely upon, without independent verification or investigation, all decisions made by Holder Representative in connection with this Agreement in writing and signed by an officer of Holder Representative. Holder Representative will have no liability to Keystone or the holders of Common Shares or Preferred Shares, or to the Transaction Bonus Recipients, with respect to actions taken or omitted to be taken in its capacity as Holder Representative, except with respect to Holder Representative's bad faith or willful misconduct. Holder Representative will at all times be entitled to rely on any directions received from the Majority Holders. Holder Representative shall be entitled to engage such counsel, experts, consultants and other advisors or Representatives as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Holder Representative shall be entitled to reimbursement for any and all Allowed Expenses as provided in Section 11.3 below.

          Section 11.3. Disbursements from the Escrow Account. Holder Representative shall be entitled to authorize disbursements from each of the Working Capital Escrow Account and Indemnity Escrow Account in accordance with the provisions of this Agreement and the Escrow Agreement only as follows:

               (a) to pay the Adjustment Amount and any Holder Representative
Section 2.7 Expenses, in each case in accordance with the provisions of Section
2.7 above;

               (b) to pay, from time to time, the amount of any Losses that an Acquiror Indemnified Party is entitled to receive reimbursement for pursuant to
Article X (a "Reimbursable Loss");

               (c) to pay, from time to time, the amount of any Allowed Expenses as and when they are incurred by Holder Representative;

               (d) to pay, following the Determination Date, the portion of the Working Capital Escrow Amount to the Paying Agent, to be disbursed by the Paying Agent in accordance with the Holder Representative Agreement; and

               (e) to pay, following the Expiration Time, all amounts remaining in the Indemnity Escrow Account to the Paying Agent, to be disbursed by the Paying Agent in accordance with the Holder Representative Agreement; provided, however, if prior to the Expiration Time, Holder Representative has received one or more Acquiror Noticed Losses which set forth indemnification claims under
Article X for Losses that are unresolved at the Expiration Time, then an amount equal to the lesser of (i) the sum of (x) 100% of the amount of the aggregate Loss claimed in, and reasonably expected to be incurred in connection with, each such unresolved Acquiror Noticed Loss, plus (y) the Aggregate Expense Cap at such time, or (ii) the amount remaining in the Indemnity Escrow Account, shall continue to be held in the Indemnity Escrow Account by the Escrow Agent to pay Allowed Expenses and Reimbursable Losses; and provided, further, from time to time promptly after final resolution of each such indemnification claim set forth in any such Acquiror Noticed Loss, Holder Representative and Acquiror will authorize the Escrow Agent to disburse all amounts remaining in the Indemnity Escrow Account to the Paying Agent, to be disbursed by the Paying Agent in accordance with the Holder Representative Agreement; provided, that, if at such time there remains unresolved any Loss described in any Acquiror Noticed Loss, an amount equal to the lesser of (A) the sum of (1) 100% of the amount of the aggregate Losses claimed in, and reasonably expected to be incurred in connection with, each such Acquiror Noticed Losses, plus (2) the Aggregate Expense Cap at such time or (B) the amount remaining in the Indemnity Escrow Account shall be maintained in the Indemnity Escrow Account;

provided, however, that prior to Holder Representative's making of any authorization for payment from the Escrow Account or Indemnity Escrow Account for (x) any Holder Representative Section 2.7 Expenses or (y) any Allowed Expenses, Holder Representative shall provide Acquiror with written notice of the determination of the amounts so payable, such notice to set forth, in reasonable detail, the amounts payable to each payee and such notice to include copies of any applicable invoices.

          Section 11.4.  Allocation and Treatment of Income. The parties agree
(i) that the income earned on the Escrow Account shall be reported for federal and state income tax purposes as income earned by Acquiror consistent with proposed treasury regulation Section1.468B-8, and Acquiror shall provide Holder Representative with an executed form W-9 at Closing for this purpose and (ii) to the extent distributed to the Paying Agent pursuant to Section 11.3(e) above, amount representing income earned on the Retained Fund will be treated as additional purchase price, including interest as required by Section 483 of the Code.

                                   ARTICLE XII
                                  MISCELLANEOUS

          Section 12.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall expire, terminate and no longer be of any force or effect at the Expiration Time.

          Section 12.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

          Section 12.3. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given by (a) courier service guaranteeing either same day or next Business Day delivery, (b) United States overnight express mail, return receipt requested, or (c) facsimile transmission, to the following addresses:

                         (i)   if to Acquiror or Merger Sub, to:

                               Acquiror

                               c/o Bain Capital NY, LLC
                               745 Fifth Avenue, Suite 3200
                               New York, NY 10151
                               Attention: Stephen M. Zide
                               Telephone No.: 212-326-9452
                               Facsimile No.: 212.421.2235

                         with copies to (which shall not constitute notice to Acquiror or Merger Sub):

                               Kirkland & Ellis LLP
                               Citigroup Center
                               153 East 53/rd/ Street
                               New York, NY 10022
                               Attention: Eunu Chun, Esq.
                               Telephone No.: 212.446.4800
                               Facsimile No.: 212.446.4900

                         (ii)  If to Keystone, to:

                               Keystone Automotive Operations, Inc.
                               44 Tunkhannock Avenue
                               Exeter, PA 18643
                               Attention: Chief Executive Officer
                               Telephone No.: 570.603.2323
                               Facsimile No.: 570.655.8203
                         with copies to (which shall not constitute notice):

                               Pepper Hamilton LLP
                               3000 Two Logan Square
                               18/th/ & Arch Streets
                               Philadelphia, PA 19103-2799
                               Attention: James D. Epstein, Esq.
                               Telephone No.: 215.981.4368
                               Facsimile No.: 215.981.4750

                         (iii) If to Holder Representative, to:

                               LAGE LLC
                               c/o Littlejohn & Co. LLC
                               153 East Putnam Avenue
                               Greenwich, CT 06830
                               Attention: Michael I. Klein
                               Telephone No.: 203.552.3500
                               Facsimile No.: 203.552.3550

                         with copies to (which shall not constitute notice):

                               Advent International Corporation
                               75 State Street
                               Boston, MA 02109
                               Attention: Robert E. Taylor, Jr.
                               Telephone No.: 617.951.9400
                               Facsimile No.: 617.946.2907

                               Littlejohn & Co. LLC
                               153 East Putnam Avenue
                               Greenwich, CT 06830
                               Attention: Michael I. Klein
                               Telephone No.: 203.552.3500
                               Facsimile No.: 203.552.3550

                               GE Capital Corp.
                               120 Long Ridge Road
                               Stamford, CT 06927
                               Attention: Jonathan K. Sprole
                               Telephone No.: 203.357.6668
                               Facsimile No.: 203.357.3047

                               Pepper Hamilton LLP
                               3000 Two Logan Square
                               18/th/ & Arch Streets
                               Philadelphia, PA 19103-2799
                               Attention: James D. Epstein, Esq.
                               Telephone No.: 215.981.4368
                               Facsimile No.: 215.981.4750

or to such other address or facsimile number as such party hereto may hereafter specify for such purpose by notice to the other parties hereto. All such notices, requests and communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

          Section 12.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, the Acquiror may assign this Agreement to (i) any subsequent purchaser of all or substantially all of the Business, (ii) to any of the Acquiror's Controlled Affiliates, and (iii) to any sources of financing as collateral solely to secure the Acquiror's obligations under any credit arrangements entered into in connection with this Agreement (and any refinancings or substitutions thereof) without the consent of any other parties; and provided, further, any party may assign its right to receive a payment entitled to be received by it pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          Section 12.5. Rights of Third Parties. Except for (a) the provisions of Section 6.2, which are intended to be enforceable by the officers and directors of Keystone and the Keystone Subsidiaries, (b) the provisions of the last sentence of Section 10.6, which are intended to be enforceable by the Shareholders, (c) the provisions of Section 10.1, which are intended to be enforceable by the Acquiror Indemnified Parties, and (d) the provisions of
Section 10.3, which are intended to be enforceable by the Shareholder Indemnified Parties, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

          Section 12.6. Expenses. Except as set forth in this Agreement, each party hereto, other than Holder Representative (whose expenses shall be paid in accordance with Section 2.8 in the event the transactions contemplated hereby are consummated), shall bear its own costs and expenses incurred in connection with this Agreement and the transactions herein contemplated, including all fees of its legal counsel, financial advisers, brokers and accountants, whether or not such transactions shall be consummated; provided, that upon Closing, the Surviving Corporation shall be responsible for all costs and expenses incurred by Acquiror or its Affiliates. In the event the transactions contemplated hereby are not consummated, Keystone shall reimburse Holder Representative for all costs and expenses incurred by Holder Representative in connection with the transactions contemplated hereby.

          Section 12.7. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of Pennsylvania without regard to its principals of conflicts of law.

          Section 12.8. Facsimile Execution; and Counterparts. This Agreement may be executed (including by facsimile) in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 12.9. Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement), the Holder Representative Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

          Section 12.10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

          Section 12.11. Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror, Keystone and Holder Representative, which approval shall not be unreasonably withheld, delayed or conditioned by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications required to be made by such party under applicable law; provided, however, that such party shall promptly inform the non-disclosing parties of such determination, shall cooperate with the non-disclosing parties in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only make announcements and disclosure to the minimum extent necessary to comply with any such determination. Notwithstanding anything contained herein to the contrary, the parties hereto and their respective Representatives shall not use the name of Bain Capital Partners, LLC, Advent International Corporation, General Electric Capital Corporation, Littlejohn & Co., LLC, or any of their respective Affiliates without such party's prior written consent.

          Section 12.12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

          Section 12.13. Tax Returns.

               (a) Keystone shall prepare the Tax returns for the periods that end before or on or that include the Closing Date in a manner that is consistent with prior Tax returns, and shall deliver them to Holder Representative no later than 45 days prior to the due date for the filing of the Tax return, for the review and approval of the Tax return. Holder Representative shall be deemed to have accepted such Tax return, unless it delivers to Acquiror a written notice of disagreement (the "Tax Disagreement Notice") within ten (10) days of having received the Tax return, in which is set forth the items of disagreement. Holder Representative and Acquiror shall negotiate in good faith to resolve the issues, but if they are not resolved within ten (10) days after Acquiror's receipt of the Tax Disagreement Notice, the issue shall be resolved in a manner similar to that set forth in Section 2.7(c) of this Agreement.

               (b) In preparing the Tax returns for the period that ends on the Closing Date, Acquiror, Keystone and the Keystone Subsidiaries agree that the deduction for the bonuses that will be paid by Keystone or the Keystone Subsidiaries as a result of the consummation of the transactions contemplated under this Agreement, and the deduction for the amount of gross compensation income to be realized by the holders of the Outstanding Options as a result of the exercise thereof and the sale pursuant to the Merger of the Common Shares received upon exercise thereof shall be properly allocable to the Closing Date, and not to the day after, for purposes of Reg. Sec. 1.1502-76.

          Section 12.14. Tax Refunds. Acquiror shall cause Keystone or the Keystone Subsidiaries to deliver promptly to Holder Representative any refunds of Taxes received by Keystone or a Keystone Subsidiary attributable to the period through the Effective Time of the Merger, other than refunds that are (i) attributable to the deductions for items identified in the Transaction Tax Benefit Amount calculation or (ii) the carry back of losses or deductions generated in a post-Closing period.

          Section 12.15. Tax Audits. Acquiror, Keystone and any Keystone Subsidiary shall notify Holder Representative in writing within five (5) Business Days after the receipt prior to October 30, 2004 of a written or oral notice of an intention of a taxing authority to audit a Keystone or a Keystone Subsidiary Tax Return for a period that ends before, on or includes the Effective Time of the Merger. If the audit could give rise to a claim for indemnification by the Acquiror pursuant to Article X of this Agreement, Holder Representative, through its representatives, shall be allowed to control the audit and any related administrative or judicial Tax contests that arise by virtue of the audit, and Acquiror shall, or shall cause Keystone or a Keystone Subsidiary, to execute such powers of attorney as are needed to authorize such control. Holder Representative shall allow Acquiror to participate in the audit or Tax contest, at Acquiror's expense, through representatives reasonably acceptable to Holder Representative. None of Acquiror, Keystone, or Keystone Subsidiary shall settle, compromise or close any audit or Tax contest that Holder representative has the right to control without the prior written consent of Holder Representative Acquiror, Keystone and any Keystone Subsidiaries will cooperate with Holder Representative in any audit or Tax contest, including, without limitation the provision of books and records as needed, and making available personnel as needed to prepare responses or materials for the audit or Tax contest that are based on knowledge or experience of such personnel or materials in the control of such personnel. To the extent this Section 12.15 conflicts with Section 10.4, this Section shall control.

          Section 12.16. Jurisdiction; WAIVER OF TRIAL BY JURY. Any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby may be brought in the courts of Pennsylvania located in the County of Lackawanna, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Pennsylvania located therein, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE MERGER.

          Section 12.17. Schedules. The representations and warranties contained in Article III are qualified by reference to the Schedules attached hereto. The parties agree that the Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of Keystone except as and to the extent expressly provided in this Agreement. Acquiror and Merger Sub acknowledge that: (a) the Schedules may include items or information which Keystone is not required to disclose under this Agreement; (b) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of Keystone under this Agreement; and (c) inclusion of information in the Schedules shall not be construed as an admission that such information is material to Keystone. Acquiror and Merger Sub acknowledge that: (i) headings have been inserted on sections of the Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Schedules; (ii) cross references that may be contained in certain of the Schedules to other Schedules are not all-inclusive of all disclosures contained on such referenced Schedules; and (iii) information contained in various Schedules or sections and subsections of the Schedules may be applicable to other Schedules or sections and subsections; accordingly, every matter, document or item referred to, set forth or described in one Schedule shall be deemed to be disclosed under each and every part, category or heading of that Schedule and all other Schedules and shall be deemed to qualify the representations and warranties of Keystone in the Agreement, to the extent such matter, document or item may apply if (X) a cross reference to such other
Schedule is made, or (Y) it is reasonably apparent that the disclosed matter, document or item would relate to other representations or warranties or the matters covered thereby.

          Section 12.18. Specific Performance. The Acquiror, Merger Sub, Keystone and the Holder Representative recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement by a decree of specific performance in any action instituted in any court of the United States or any state thereof, or any other jurisdiction, having jurisdiction without the necessity of proving the inadequacy as a remedy of money damages.


                            [Execution Page Follows]

          IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed on the date first above written.

                                        KEYSTONE AUTOMOTIVE HOLDINGS, INC.


                                        By: /s/ Stephen M. Zide
                                           -------------------------------------
                                        Name: Stephen M. Zide
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------


                                        KEYSTONE MERGER SUB, INC.


                                        By: /s/ Stephen M. Zide
                                           -------------------------------------
                                        Name: Stephen M. Zide
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------


                                        KEYSTONE AUTOMOTIVE OPERATIONS, INC.


                                        By: /s/ ROBERT VOR BROKER
                                           -------------------------------------
                                        Name: ROBERT VOR BROKER
                                             -----------------------------------
                                        Title: PRESIDENT
                                              ----------------------------------


                                        LAGE LLC, solely in its representative
                                        capacity and in no other capacity


                                        By: /s/ ROBERT E TAYLOR JR.
                                           -------------------------------------
                                        Name: ROBERT E TAYLOR JR.
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                    Exhibit D

                    Form of Statement of Net Working Capital
                    ----------------------------------------

Current Assets:
   Cash and cash equivalents/1/       $_______
   Trade accounts receivables         $_______
   Inventories                        $_______
   Notes receivable-employee loans    $_______
   Prepaid expenses and other
   current assets/2/                  $_______
      Total Current Assets                       $________
Current Liabilities:
   Trade accounts payable             $_______
   Accrued liabilities/3/             $_______
   Accrued income taxes/4/                       $________
      Total Current Liabilities                  $________
         NET WORKING CAPITAL                                 $
                                                             ===========


----------
/1/ After giving effect to the use of any cash to fund the payments of Keystone prior to the Effective Time of the Merger of the Transaction Bonus Amount and the Aggregate Option Payment.

/2/  Excludes deferred financing costs.

/3/ Excludes current portion of Funded Indebtedness and accrued interest, and includes accrued expenses, accrued compensation and deferred and advertising revenue.

/4/ Reflects the use of a part of the current portion of the deferred tax asset and includes the non-payment of the September Tax Payment pursuant to
     Section 5.1 but excludes the effects of the Transaction Tax Benefit Amount.

                                       D-1